As filed with the Securities and Exchange Commission on March 22, 2004

                                                     Registration No. _________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   ----------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   ----------
                                GERON CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)
                                   ----------

           Delaware                                               75-2287752
(State or Other Jurisdiction of                                (I.R.S. Employer
Incorporation or Organization)                               Identification No.)

                                   ----------
                             230 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 473-7700
               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)
                                   ----------
                                Thomas B. Okarma
                      President and Chief Executive Officer
                                Geron Corporation
                             230 Constitution Drive
                          Menlo Park, California 94025
                                 (650) 473-7700
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)
                                   ----------
                                   Copies to:
                                   ----------
                             Alan C. Mendelson, Esq.
                              Latham & Watkins LLP
                             135 Commonwealth Drive
                          Menlo Park, California 94025
                                 (650) 328-4600
                                   ----------
         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
                                 ---------------
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _____
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. __X__
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _____
         If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box _____
                                 ---------------


                                                       CALCULATION OF REGISTRATION FEE
====================================== ===================== ========================= ========================== ==================
                                                               Proposed Maximum           Proposed Maximum           Amount of
    Title of Securities to be            Amount to be         Offering Price per         Aggregate Offering        Registration
            Registered                   Registered(1)               share                     Price                    Fee
-------------------------------------- --------------------- ------------------------- -------------------------- ------------------
Common Stock, par value $.001 per
  share                                   5,000,000 shares            $8.44(2)               $42,200,000            $5,346.74(3)
-------------------------------------- --------------------- ------------------------- -------------------------- ------------------
-------------------------------------- --------------------- ------------------------- -------------------------- ------------------


(1) In the event of a stock split, stock dividend, or similar transaction involving Geron's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.
(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and based upon the average of the high and low prices reported by Nasdaq National Market on March 17, 2004.
(3)  Calculated in accordance with Rule 457(o) under the Securities Act of 1933.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(A) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(A), may determine.
================================================================================

     The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                   SUBJECT TO COMPLETION, DATED MARCH 22, 2004

                            UP TO 5,000,000 SHARES OF

                                GERON CORPORATION

                                  COMMON STOCK



         Our common stock is traded on the Nasdaq National Market under the symbol "GERN." On March 18, 2004, the closing price of our common stock was $8.70.

         This prospectus relates to the sale of up to 5,000,000 shares of our common stock by Merix Bioscience, Inc. We will not receive any of the proceeds from the sale of these shares covered by this prospectus.

         Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                             ----------------------

         Neither the Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                 The date of this prospectus is March 22, 2004.

                                TABLE OF CONTENTS

                                                                       Page
ABOUT GERON..............................................................4
RISK FACTORS.............................................................4
FORWARD-LOOKING STATEMENTS..............................................15
USE OF PROCEEDS.........................................................15
DESCRIPTION OF OUR COMMON STOCK.........................................15
SELLING STOCKHOLDER.....................................................15
PLAN OF DISTRIBUTION....................................................16
LEGAL MATTERS...........................................................17
EXPERTS.................................................................17
LIMITATION ON LIABILITY AND DISCLOSURE OF
 COMMISSION POSITION ON INDEMNIFICATION
 FOR SECURITIES ACT LIABILITIES.........................................17
WHERE YOU CAN FIND MORE INFORMATION.....................................17
DOCUMENTS WE HAVE INCORPORATED BY REFERENCE.............................18

                                   ABOUT GERON

    We are a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for cancer based on our telomerase technology, and cell-based therapeutics using our human embryonic stem cell technology.

    We were incorporated in 1990 under the laws of Delaware. Our principal executive offices are located at 230 Constitution Drive, Menlo Park, California 94025 and our telephone number is (650) 473-7700.

                                  RISK FACTORS

    Our business is subject to various risks, including those described below. You should carefully consider the following risks, together with all of the other information included in this registration statement and the documents incorporated by reference before investing in our common stock. Any of these risks could materially adversely affect our business, operating results and financial condition.

Our business is at an early stage of development.

     Our business is at an early stage of development, in that we do not yet have product candidates in late-stage clinical trials or on the market. Only one of our product candidates, a telomerase therapeutic cancer vaccine, is in clinical trials. This product is being studied in a Phase I/II clinical trial being conducted by an academic institution. Our lead anti-cancer drug compounds, GRN163 and GRN163L, are in preclinical testing. Our ability to develop product candidates that progress to and through clinical trials is subject to our ability to, among other things:

     o   have success with our research and development efforts;

     o   select therapeutic compounds for development;

     o   obtain the required regulatory approvals; and

     o   manufacture and market resulting products.

     Potential lead drug compounds or product candidates identified through our research programs will require significant preclinical and clinical testing prior to regulatory approval in the United States and other countries. Our product candidates and compounds we have identified may prove to have undesirable and unintended side effects or other characteristics adversely affecting their safety, efficacy or cost-effectiveness that could prevent or limit their commercial use. In addition, our cancer vaccine and telomerase inhibitor product candidates may not prove to be more effective for treating cancer than current therapies. Accordingly, we may have to delay or abandon efforts to research, develop or obtain regulatory approval to market our product candidates. In addition, we will need to determine whether any of our potential products can be manufactured in commercial quantities at an acceptable cost. Our research and development efforts may not result in a product that can be approved by regulators or marketed successfully. Because of the significant scientific, regulatory and commercial milestones that must be reached for any of our development programs to be successful, any program may be abandoned, even after we have expended significant resources on the program, such as our investment in telomerase technology, which could cause a sharp drop in our stock price.

     The science and technology of telomere biology and telomerase, human embryonic stem cells, and nuclear transfer are relatively new. There is no precedent for the successful commercialization of product candidates based on our technologies. These development programs are therefore particularly risky.

We have a history of losses and anticipate future losses, and continued losses could impair our ability to sustain operations.

     We have incurred operating losses every year since our operations began in 1990. As of December 31, 2003, our accumulated net loss was approximately $255.7 million. Losses have resulted principally from costs incurred in connection with our research and development activities and from general and administrative costs associated with our operations. We expect to incur additional operating losses and, as our development efforts and clinical testing activities continue, our operating losses may increase in size. Substantially all of our revenues to date have been research support payments under collaboration agreements. We may be unsuccessful in entering into any new corporate collaboration that results in revenues. We do not expect that the revenues generated from these arrangements will be sufficient alone to continue or expand our research or development activities and otherwise sustain our operations.

     We are unable to estimate at this time whether we will receive any revenue from the sale of diagnostic product candidates and telomerase-immortalized cell lines, and do not currently expect to receive sufficient revenues from the sale of these product candidates, if developed, to sustain our operations. Our ability to continue or expand our research activities and otherwise sustain our operations is dependent on our ability, alone or with others, to, among other things, manufacture and market therapeutic products.

     We also expect to experience negative cash flow for the foreseeable future as we fund our operating losses and capital expenditures. This will result in decreases in our working capital, total assets and stockholders' equity, which may not be offset by future financings. We will need to generate significant revenues to achieve profitability. We may not be able to generate these revenues, and we may never achieve profitability. Our failure to achieve profitability could negatively impact the market price of our common stock. Even if we do become profitable, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis.

We will need additional capital to conduct our operations and develop our products, and our ability to obtain the necessary funding is uncertain.

     We will require substantial capital resources in order to conduct our operations and develop our candidates, and we cannot assure you that our existing capital resources, interest income and equipment financing arrangements will be sufficient to fund our current and planned operations. The timing and degree of any future capital requirements will depend on many factors, including:

     o the accuracy of the assumptions underlying our estimates for our capital needs in 2004 and beyond;

     o   scientific progress in our research and development programs;

     o   the magnitude and scope of our research and development programs;

     o our ability to establish, enforce and maintain strategic arrangements for research, development, clinical testing, manufacturing and marketing;

     o   our progress with preclinical development and clinical trials;

     o   the time and costs involved in obtaining regulatory approvals;

     o the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing patent claims; and

     o   the number and type of product candidates that we pursue.

     We do not have any committed sources of capital. Additional financing through strategic collaborations, public or private equity financings, capital lease transactions or other financing sources may not be available on acceptable terms, or at all. Additional equity financings could result in significant dilution to stockholders. Further, in the event that additional funds are obtained through arrangements with collaborative partners, these arrangements may require us to relinquish rights to some of our technologies, product candidates or products that we would otherwise seek to develop and commercialize ourselves. If sufficient capital is not available, we may be required to delay, reduce the scope of or eliminate one or more of our programs, any of which could have a material adverse effect on our business.

Some of our competitors may develop technologies that are superior to or more cost-effective than ours, which may impact the commercial viability of our technologies and which may significantly damage our ability to sustain operations.

     The pharmaceutical and biotechnology industries are intensely competitive. Other pharmaceutical and biotechnology companies and research organizations currently engage in or have in the past engaged in efforts related to the biological mechanisms that are the focus of our programs in oncology and human embryonic stem cell therapies, including the study of telomeres, telomerase, human embryonic stem cells, and nuclear transfer. In addition, other products and therapies that could compete directly with the product candidates that we are seeking to develop and market currently exist or are being developed by pharmaceutical and biopharmaceutical companies and by academic and other research organizations.

     Many companies are also developing alternative therapies to treat cancer and, in this regard, are competitors of ours. According to published reports as of March 2004, there were more than 100 approved anti-cancer products on the market in the United States, and several hundred in clinical development. Many of the pharmaceutical companies developing and marketing these competing products (including AstraZeneca PLC, Bristol-Myers Squibb Company and Novartis

AG, among others) have significantly greater financial resources and expertise than we do in:

     o   research and development;

     o   manufacturing;

     o   preclinical and clinical testing;

     o   obtaining regulatory approvals; and

     o   marketing.

     Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Academic institutions, government agencies and other public and private research organizations may also conduct research, seek patent protection and establish collaborative arrangements for research, clinical development and marketing of products similar to ours. These companies and institutions compete with us in recruiting and retaining qualified scientific and management personnel as well as in acquiring technologies complementary to our programs.

     In addition to the above factors, we expect to face competition in the following areas:

     o   product efficacy and safety;

     o   the timing and scope of regulatory consents;

     o   availability of resources;

     o   reimbursement coverage;

     o   price; and

     o patent position, including potentially dominant patent positions of others.

     As a result of the foregoing, our competitors may develop more effective or more affordable products, or achieve earlier patent protection or product commercialization than we do. Most significantly, competitive products may render any product candidates that we develop obsolete.

Restrictions on the use of human embryonic stem cells, and the ethical, legal and social implications of that research, could prevent us from developing or gaining acceptance for commercially viable products in these areas.

     Some of our most important programs involve the use of stem cells that are derived from human embryos. The use of human embryonic stem cells gives rise to ethical, legal and social issues regarding the appropriate use of these cells. In the event that our research related to human embryonic stem cells becomes the subject of adverse commentary or publicity, the market price for our common stock could be significantly harmed.

     Some political and religious groups have voiced opposition to our technology and practices. We use stem cells derived from human embryos that have been created for in vitro fertilization procedures but are no longer desired or suitable for that use and are donated with appropriate informed consent for research use. Many research institutions, including some of our scientific collaborators, have adopted policies regarding the ethical use of human embryonic tissue. These policies may have the effect of limiting the scope of research conducted using human embryonic stem cells, thereby impairing our ability to conduct research in this field.

     In addition, the United States government and its agencies have until recently refused to fund research which involves the use of human embryonic tissue. President Bush announced on August 9, 2001 that he would permit federal funding of research on human embryonic stem cells using the limited number of embryonic stem cell lines that had already been created, but relatively few federal grants have been made so far. The President's Council on Bioethics will monitor stem cell research, and the guidelines and regulations it recommends may include restrictions on the scope of research using human embryonic or fetal tissue. The Council issued a report in July 2002 that recommended "that the federal government undertake a thorough-going review of present and projected practices of human embryo research, with the aim of establishing appropriate institutions to advise and shape federal policy in this arena." In the United Kingdom and other countries, the use of embryonic or fetal tissue in research (including the derivation of human embryonic stem cells) is regulated by the government, whether or not the research involves government funding.

     Government-imposed restrictions with respect to use of embryos or human embryonic stem cells in research and development could have a material adverse effect on us, by:

     o harming our ability to establish critical partnerships and collaborations;

     o   delaying or preventing progress in our research and development; and

     o   causing a decrease in the price of our stock.

Potential restrictions or a ban on nuclear transfer could prevent us from benefiting financially from our research in this area.

     Our nuclear transfer technology could theoretically be used to produce human embryos for the derivation of embryonic stem cells (sometimes referred to as "therapeutic cloning") or cloned humans (sometimes referred to as "reproductive cloning"). The U.S. Congress has recently considered legislation that would ban human therapeutic cloning as well as reproductive cloning. Such a bill was passed by the House of Representatives, although not by the Senate. The July 2002 report of the President's Council on Bioethics recommended a four-year moratorium on therapeutic cloning. If human therapeutic cloning is restricted or banned, we will not be able to benefit from the scientific knowledge that would be generated by research in that area. Finally, if regulatory bodies were to restrict or ban the sale of food products from cloned animals, our financial participation in the business of our nuclear transfer licensees could be significantly harmed.

We do not have experience as a company in the regulatory approval process, conducting large scale clinical trials, or other areas required for the successful commercialization and marketing of our product candidates.

     All of our product candidates are currently in early stages of product development. We will need to receive regulatory approval for any product candidates before they may be marketed and distributed. Such approval will require, among other things, completing carefully controlled and well-designed clinical trials demonstrating the safety and efficacy of such product candidate. This process is lengthy, expensive and uncertain. We currently have no experience as a company in conducting such trials. Such trials would require either additional financial and management resources, or reliance on third-party clinical investigators or clinical research organizations (CROs). Relying on third-party clinical investigators or CROs may force us to encounter delays that are outside of our control.

     We also do not currently have marketing and distribution capabilities for our product candidates. Developing an internal sales and distribution capability would be an expensive and time-consuming process. We may enter into agreements with third parties that would be responsible for marketing and distribution. However, these third parties may not be capable of successfully selling any of our product candidates.

Entry into clinical trials with one or more product candidates may not result in any commercially viable products.

     We may never generate revenues from product sales because of a variety of risks inherent in our business, including the following risks:

     o clinical trials may not demonstrate the safety and efficacy of our product candidates;

     o completion of clinical trials may be delayed, or costs of clinical trials may exceed anticipated amounts;

     o we may not be able to obtain regulatory approval of our products, or may experience delays in obtaining such approvals;

     o we may not be able to manufacture our product candidates economically on a commercial scale;

     o we and our licensees may not be able to successfully market our products;

     o physicians may not prescribe our product candidates, or patients may not accept such product candidates;

     o others may have proprietary rights which prevent us from marketing our products; and

     o   competitors may sell similar, superior or lower-cost products.

     Our only product candidate that is in clinical testing is the telomerase cancer vaccine, for which we have only early and preliminary results. Early stage testing may not be indicative of successful outcomes in later stage trials.

Impairment of our intellectual property rights may limit our ability to pursue the development of our intended technologies and products.

     Protection of our proprietary technology is critically important to our business. Our success will depend in part on our ability to obtain and enforce our patents and maintain trade secrets, both in the United States and in other countries. The patent positions of pharmaceutical and biopharmaceutical companies, including ours, are highly uncertain and involve complex legal and technical questions. In particular, legal principles for biotechnology patents in the United States and in other countries are evolving, and the extent to which we will be able to obtain patent coverage to protect our technology, or enforce issued patents, is uncertain. For example, the European Patent Convention prohibits the granting of European patents for inventions that concern "uses of human embryos for industrial or commercial purposes." We do not yet know whether or to what extent this restriction will impact our ability to obtain patent protection for our human embryonic stem cell technologies in Europe. Further, our patents may be challenged, invalidated or circumvented, and our patent rights may not provide proprietary protection or competitive advantages to us. In the event that we are unsuccessful in obtaining and enforcing patents, our business would be negatively impacted.

     Publication of discoveries in scientific or patent literature tends to lag behind actual discoveries by at least several months and sometimes several years. Therefore, the persons or entities that we or our licensors name as inventors in our patents and patent applications may not have been the first to invent the inventions disclosed in the patent applications or patents, or the first to file patent applications for these inventions. As a result, we may not be able to obtain patents for discoveries that we otherwise would consider patentable and that we consider to be extremely significant to our future success.

     Where several parties seek patent protection for the same technology, the U.S. Patent Office may declare an interference proceeding in order to ascertain the party to which the patent should be issued. Patent interferences are typically complex, highly contested legal proceedings, subject to appeal. They are usually expensive and prolonged, and can cause significant delay in the issuance of patents. Moreover, parties that receive an adverse decision in an interference can lose important patent rights. Our pending patent applications, or our issued patents, may be drawn into interference proceedings which may delay or prevent the issuance of patents, or result in the loss of issued patent rights.

     The interference process can also be used to challenge a patent that has been issued to another party. In 2001, the U.S. Patent Office granted our request for the declaration of an interference between one of our pending applications relating to nuclear transfer and an issued patent, held by the University of Massachusetts. We requested this interference in order to clarify our patent rights in nuclear transfer technology. We do not have access to the other party's invention records, and, as in any legal proceeding, the outcome is uncertain. A recent decision in this interference found that all claims in the University of Massachusetts patent in question were unpatentable, and denied motions attacking the patentability of the claims in our patent application. The proceeding is still ongoing. We have since filed requests for additional interferences with other University of Massachusetts patents in the same field; to date one of these additional requests has been granted. In March 2002, a second interference was declared involving our nuclear transfer patent application and a patent application held by Infigen Inc. That interference was recently resolved with a judgment in our favor.

     Outside of the United States, certain jurisdictions, such as Europe and Australia, permit oppositions to be filed against the granting of patents. Because our intent is to commercialize products internationally, securing both proprietary protection and freedom to operate outside of the United States is important to our business. We are involved in both opposing the grant of patents to others through such opposition proceedings and in defending against oppositions filed by others.

     If interferences, oppositions or other challenges to our patent rights are not resolved promptly in our favor, our existing business relationships may be jeopardized and we could be delayed or prevented from entering into new collaborations or from commercializing certain products, which could materially harm our business.

     Patent litigation may also be necessary to enforce patents issued or licensed to us or to determine the scope and validity of our proprietary rights or the proprietary rights of others. We may not be successful in any patent litigation. Patent litigation can be extremely expensive and time-consuming, even if the outcome is favorable to us. An adverse outcome in a patent litigation or any other proceeding in a court or patent office could subject our business to significant liabilities to other parties, require disputed rights to be licensed from other parties or require us to cease using the disputed technology, any of which could severely harm our business.

If we fail to meet our obligations under license agreements, we may lose our rights to key technologies on which our business depends.

     Our business depends on our three technology platforms, each of which is based in part on patents licensed from third parties. Those third-party license agreements impose obligations on us, such as payment obligations and obligations to diligently pursue development of commercial products under the licensed patents. If a licensor believes that we have failed to meet our obligations under a license agreement, the licensor could seek to limit or terminate our license rights, which could lead to costly and time-consuming litigation and, potentially, a loss of the licensed rights. During the period of any such litigation our ability to carry out the development and commercialization of potential products could be significantly and negatively affected. If our license rights were restricted or ultimately lost, our ability to continue our business based on the affected technology platform would be severely adversely affected.

We may be subject to litigation that will be costly to defend or pursue and uncertain in its outcome.

     Our business may bring us into conflict with our licensees, licensors, or others with whom we have contractual or other business relationships, or with our competitors or others whose interests differ from ours. If we are unable to resolve those conflicts on terms that are satisfactory to all parties, we may become involved in litigation brought by or against us. That litigation is likely to be expensive and may require a significant amount of management's time and attention, at the expense of other aspects of our business. The outcome of litigation is always uncertain, and in some cases could include judgments against us that require us to pay damages, enjoin us from certain activities, or otherwise affect our legal or contractual rights, which could have a significant adverse effect on our business.

We may be subject to infringement claims that are costly to defend, and which may limit our ability to use disputed technologies and prevent us from pursuing research and development or commercialization of potential products.

     Our commercial success depends significantly on our ability to operate without infringing patents and the proprietary rights of others. Our technologies may infringe the patents or proprietary rights of others. In addition, we may become aware of discoveries and technology controlled by third parties that are advantageous to our research programs. In the event our technologies infringe on the rights of others or we require the use of discoveries and technology controlled by third parties, we may be prevented from pursuing research, development or commercialization of potential products or may be required to obtain licenses to those patents or other proprietary rights or develop or obtain alternative technologies. We may not be able to obtain alternative technologies or any required license on commercially favorable terms, if at all. If we do not obtain the necessary licenses or alternative technologies, we may be delayed or prevented from pursuing the development of some potential products. Our failure to obtain alternative technologies or a license to any technology that we may require to develop or commercialize our product candidates would significantly and negatively affect our business.

Much of the information and know-how that is critical to our business is not patentable and we may not be able to prevent others from obtaining this information and establishing competitive enterprises.

     We sometimes rely on trade secrets to protect our proprietary technology, especially in circumstances in which we believe patent protection is not appropriate or available. We attempt to protect our proprietary technology in part by confidentiality agreements with our employees, consultants, collaborators and contractors. We cannot assure you that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known or be independently discovered by competitors, any of which would harm our business significantly.

We depend on our collaborators to help us develop and test our product candidates, and our ability to develop and commercialize products may be impaired or delayed if collaborations are unsuccessful.

     Our strategy for the development, clinical testing and commercialization of our product candidates requires that we enter into collaborations with corporate partners, licensors, licensees and others. We are dependent upon the subsequent success of these other parties in performing their respective responsibilities and the continued cooperation of our partners. For example, third parties are principally responsible for developing oncolytic virus therapeutics and diagnostics using our telomerase technology and an academic institution is conducting the clinical trial of the telomerase therapeutic cancer vaccine. Our collaborators may not cooperate with us or perform their obligations under our agreements with them. We cannot control the amount and timing of our collaborators' resources that will be devoted to our research and development activities related to our collaborative agreements with them. Our collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with us.

     Under agreements with collaborators, we may rely significantly on such collaborators to, among other activities:

     o design and conduct advanced clinical trials in the event that we reach clinical trials;

     o   fund research and development activities with us;

     o   pay us fees upon the achievement of milestones; and

     o market with us any commercial products that result from our collaborations.

     The development and commercialization of potential products will be delayed if collaborators fail to conduct these activities in a timely manner or at all. In addition, our collaborators could terminate their agreements with us and we may not receive any development or milestone payments. If we do not achieve milestones set forth in the agreements, or if our collaborators breach or terminate their collaborative agreements with us, our business may be materially harmed.

Our reliance on the research activities of our non-employee scientific consultants, research institutions, and scientific contractors, whose activities are not wholly within our control, may lead to delays in technological developments.

     We rely extensively upon and have relationships with scientific consultants at academic and other institutions, some of whom conduct research at our request. These scientific consultants are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us. We have limited control over the activities of these consultants and, except as otherwise required by our collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to our activities.

     In addition, we have formed research collaborations with many academic and other research institutions throughout the world. These research facilities may have commitments to other commercial and non-commercial entities. We have limited control over the operations of these laboratories and can expect only limited amounts of time to be dedicated to our research goals.

     We also rely on other companies for certain process development or other technical scientific work, especially with respect to our telomerase inhibitor programs. We have contracts with these companies that specify the work to be done and results to be achieved, but we do not have direct control over their personnel or operations.

     If any of these third parties are unable or refuse to contribute to projects on which we need their help, our ability to generate advances in our technologies will be significantly harmed.

The loss of key personnel could slow our ability to conduct research and develop product candidates.

     Our future success depends to a significant extent on the skills, experience and efforts of our executive officers and key members of our scientific staff. Competition for personnel is intense and we may be unable to retain our current personnel or attract or assimilate other highly qualified management and scientific personnel in the future. The loss of any or all of these individuals could harm our business and might significantly delay or prevent the achievement of research, development or business objectives.

     We also rely on consultants and advisors who assist us in formulating our research and development and clinical strategy. We face intense competition for qualified individuals from numerous pharmaceutical, biopharmaceutical and biotechnology companies, as well as academic and other research institutions. We may not be able to attract and retain these individuals on acceptable terms. Failure to do so would materially harm our business.

We may not be able to obtain or maintain sufficient insurance on commercially reasonable terms or with adequate coverage against potential liabilities in order to protect ourselves against product liability claims.

     Our business exposes us to potential product liability risks that are inherent in the testing, manufacturing and marketing of human therapeutic and diagnostic products. We may become subject to product liability claims if the use of our products is alleged to have injured subjects or patients. This risk exists for products tested in human clinical trials as well as products that are sold commercially. We currently have no clinical trial liability insurance and we may not be able to obtain and maintain this type of insurance for any of our clinical trials. In addition, product liability insurance is becoming increasingly expensive. As a result, we may not be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities which could have a material adverse effect on our business.

Because we or our collaborators must obtain regulatory approval to market our products in the United States and other countries, we cannot predict whether or when we will be permitted to commercialize our products.

     Federal, state and local governments in the United States and governments in other countries have significant regulations in place that govern many of our activities. The preclinical testing and clinical trials of the products that we or our collaborators develop are subject to extensive government regulation that may prevent us from creating commercially viable product candidates from our discoveries. In addition, the sale by us or our collaborators of any commercially viable product will be subject to government regulation from several standpoints, including the processes of:

     o   manufacturing;

     o   advertising and promoting;

     o   selling and marketing;

     o   labeling; and

     o   distributing.

     If, and to the extent that, we are unable to comply with these regulations, our ability to earn revenues will be materially and negatively impacted.

     The regulatory process, particularly for biopharmaceutical product candidates like ours, is uncertain, can take many years and requires the expenditure of substantial resources. Any product candidate that we or our collaborative partners develop must receive all relevant regulatory agency approvals or clearances before it may be marketed in the United States or other countries. Biological drugs and non-biological drugs are rigorously regulated. In particular, human pharmaceutical therapeutic product candidates are subject to rigorous preclinical and clinical testing and other requirements by the Food and Drug Administration in the United States and similar health authorities in other countries in order to demonstrate safety and efficacy. Because certain of our product candidates involve the application of new technologies or are based upon a new therapeutic approach, they may be subject to substantial additional review by various government regulatory authorities, and, as a result, the process of obtaining regulatory approvals for them may proceed more slowly than for product candidates based upon more conventional technologies. We may never obtain regulatory approval to market our product candidates.

     Data obtained from preclinical and clinical activities is susceptible to varying interpretations that could delay, limit or prevent regulatory agency approvals or clearances. In addition, delays or rejections may be encountered as a result of changes in regulatory agency policy during the period of product development and/or the period of review of any application for regulatory agency approval or clearance for a product candidate. Delays in obtaining regulatory agency approvals or clearances could:

     o significantly harm the marketing of any products that we or our collaborators develop;

     o impose costly procedures upon our activities or the activities of our collaborators;

     o diminish any competitive advantages that we or our collaborators may attain; or

     o adversely affect our ability to receive royalties and generate revenues and profits.

     Even if we commit the necessary time and resources, the required regulatory agency approvals or clearances may not be obtained for any product candidates developed by or in collaboration with us. If we obtain regulatory agency approval or clearance for a new product, this approval or clearance may entail limitations on the indicated uses for which it can be marketed that could limit the potential commercial use of the product. Furthermore, approved products and their manufacturers are subject to continual review, and discovery of previously unknown problems with a product or its manufacturer may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. Failure to comply with regulatory requirements can result in severe civil and criminal penalties, including but not limited to:

     o   recall or seizure of products;

     o   injunction against manufacture, distribution, sales and marketing; and

     o   criminal prosecution.

     The imposition of any of these penalties could significantly impair our business, financial condition and results of operations.

To be successful, our product candidates must be accepted by the health care community, which can be very slow to adopt or unreceptive to new technologies and products.

     Our product candidates and those developed by our collaborative partners, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients or the medical community in general may decide not to accept and utilize these products. The product candidates that we are attempting to develop represent substantial departures from established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. The degree of market acceptance of any of our developed products will depend on a number of factors, including:

     o our establishment and demonstration to the medical community of the clinical efficacy and safety of our product candidates;

     o our ability to create products that are superior to alternatives currently on the market;

     o our ability to establish in the medical community the potential advantage of our treatments over alternative treatment methods; and

     o   reimbursement policies of government and third-party payors.

     If the health care community does not accept our products for any of the foregoing reasons, or for any other reason, our business would be materially harmed.

If we fail to obtain acceptable prices or adequate reimbursement for our product candidates, the use of our potential products could be severely limited.

     Our ability to successfully commercialize our product candidates will depend significantly on our ability to obtain acceptable prices and the availability of reimbursement to the patient from third-party payors. Significant uncertainty exists as to the reimbursement status of newly-approved health care products, including pharmaceuticals. If our products are not considered cost-effective or if we fail to generate adequate third-party reimbursement for the users of our potential products and treatments, then we may be unable to maintain price levels sufficient to realize an appropriate return on our investment in product development.

     In both U.S. and other markets, sales of our potential products, if any, will depend in part on the availability of reimbursement from third-party payors, examples of which include:

     o   government health administration authorities;

     o   private health insurers;

     o   health maintenance organizations; and

     o   pharmacy benefit management companies.

     Both federal and state governments in the United States and governments in other countries continue to propose and pass legislation designed to contain or reduce the cost of health care. Legislation and regulations affecting the pricing of pharmaceuticals and other medical products may be adopted before any of our potential products are approved for marketing. Cost control initiatives could decrease the price that we receive for any product candidate we may develop in the future. In addition, third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services and any of our potential products may ultimately not be considered cost-effective by these third parties. Any of these initiatives or developments could materially harm our business.

Our products are likely to be expensive to manufacture, and they may not be profitable if we are unable to significantly reduce the costs to manufacture them.

     Both our telomerase inhibitor compounds, GRN163 and GRN163L, and our hESC-based products are likely to be significantly more expensive to manufacture than most other drugs currently on the market today. Oligonucleotides are relatively large molecules with complex chemistry, and the cost of manufacturing even a short oligonucleotide like GRN163 or GRN163L is considerably greater than the cost of making most small-molecule drugs. Our present manufacturing processes are conducted at a relatively small scale and are at an early stage of development. We hope to substantially reduce manufacturing costs by process improvements, as well as through scale increases. If we are not able to do so, however and, depending on the pricing of the product, the profit margin on the telomerase inhibitor may be significantly less than that of most drugs on the market today. Similarly, we currently make differentiated cells from hESCs on a laboratory scale, at a high cost per unit of measure. The cell-based therapies we are developing based on hESCs will probably require large quantities of cells. We continue to develop processes to scale up production of the cells in a cost-effective way. We may not be able to charge a high enough price for any cell therapy product we develop, even if they are safe and effective, to make a profit. If we are unable to realize significant profits from our potential product candidates, our business would be materially harmed.

Our activities involve hazardous materials, and improper handling of these materials by our employees or agents could expose us to significant legal and financial penalties.

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive compounds. As a consequence, we are subject to numerous environmental and safety laws and regulations, including those governing laboratory procedures, exposure to blood-borne pathogens and the handling of biohazardous materials. We may be required to incur significant costs to comply with current or future environmental laws and regulations and may be adversely affected by the cost of compliance with these laws and regulations.

     Although we believe that our safety procedures for using, handling, storing and disposing of hazardous materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, state or federal authorities could curtail our use of these materials and we could be liable for any civil damages that result, the cost of which could be substantial. Further, any failure by us to control the use, disposal, removal or storage, or to adequately restrict the discharge, or assist in the cleanup, of hazardous chemicals or hazardous, infectious or toxic substances could subject us to significant liabilities, including joint and several liability under certain statutes. Any such liability could exceed our resources and could have a material adverse effect on our business, financial condition and results of operations. Additionally, an accident could damage our research and manufacturing facilities and operations.

     Additional federal, state and local laws and regulations affecting us may be adopted in the future. We may incur substantial costs to comply with these laws and regulations and substantial fines or penalties if we violate any of these laws or regulations.

Our stock price has historically been very volatile.

     Stock prices and trading volumes for many biopharmaceutical companies fluctuate widely for a number of reasons, including factors which may be unrelated to their businesses or results of operations such as media coverage, legislative and regulatory measures and the activities of various interest groups or organizations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.

     Historically, our stock price has been extremely volatile. Between January 1998 and March 2004, our stock has traded as high as $75.88 per share and as low as $1.41 per share. Between March 1, 2002 and March 19, 2004, the price has ranged between a high of $16.80 per share and a low of $1.41 per share. The significant market price fluctuations of our common stock are due to a variety of factors, including:

     o   the depth of the market for the common stock;

     o   the experimental nature of our product candidates;

     o   fluctuations in our operating results;

     o market conditions relating to the biopharmaceutical and pharmaceutical industries;

     o any announcements of technological innovations, new commercial products, or clinical progress or lack thereof by us, our collaborative partners or our competitors;

     o announcements concerning regulatory developments, developments with respect to proprietary rights and our collaborations;

     o   comments by securities analysts;

     o   general market conditions; or

     o   public concern with respect to our product candidates.

     In addition, the stock market is subject to other factors outside our control that can cause extreme price and volume fluctuations. Securities class action litigation has often been brought against companies, including many biotechnology companies, which experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs and a diversion of management's attention and resources, which could adversely affect our business.

The sale of a substantial number of shares may adversely affect the market price for our common stock.

     Sales of substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could significantly and negatively affect the market price for our common stock. As of March 19, 2004, we had 44,664,927 shares of common stock outstanding. Of these shares, approximately 25,370,694 shares (including shares issuable upon conversion or exercise of convertible notes or warrants) were issued since December 1998 pursuant to private placements. Of these shares, approximately 21,344,555shares have been registered pursuant to shelf registration statements and therefore may be resold (if not sold prior to the date hereof) in the public market and approximately 4,206,139 of the remaining shares may be resold pursuant to Rule 144 into the public markets.

Our undesignated preferred stock may inhibit potential acquisition bids; this may adversely affect the market price for our common stock and the voting rights of the holders of our common stock.

     Our certificate of incorporation provides our Board of Directors with the authority to issue up to 3,000,000 shares of undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of these shares without further vote or action by the stockholders. As of the date of this registration statement, 50,000 shares of preferred stock have been designated Series A Junior Participating Preferred Stock and the Board of Directors still has authority to designate and issue up to 2,950,000 shares of preferred stock. The issuance of shares of preferred stock may delay or prevent a change in control transaction without further action by our stockholders. As a result, the market price of our common stock may be adversely affected.

     In addition, if we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

Provisions in our share purchase rights plan, charter and bylaws, and provisions of Delaware law, may inhibit potential acquisition bids for us, which may prevent holders of our common stock from benefiting from what they believe may be the positive aspects of acquisitions and takeovers.

     Our Board of Directors has adopted a share purchase rights plan, commonly referred to as a "poison pill." This plan entitles existing stockholders to rights, including the right to purchase shares of common stock, in the event of an acquisition of 15% or more of our outstanding common stock. Our share purchase rights plan could prevent stockholders from profiting from an increase in the market value of their shares as a result of a change of control of Geron by delaying or preventing a change of control. In addition, our Board of Directors has the authority, without further action by our stockholders, to issue additional shares of common stock, and to fix the rights and preferences of one or more series of preferred stock.

     In addition to our share purchase rights plan and the undesignated preferred stock, provisions of our charter documents and bylaws may make it substantially more difficult for a third party to acquire control of us and may prevent changes in our management, including provisions that:

     o   prevent stockholders from taking actions by written consent;

     o divide the Board of Directors into separate classes with terms of office that are structured to prevent all of the directors from being elected in any one year; and

     o set forth procedures for nominating directors and submitting proposals for consideration at stockholders' meetings.

     Provisions of Delaware law may also inhibit potential acquisition bids for us or prevent us from engaging in business combinations. Either collectively or individually, these provisions may prevent holders of our common stock from benefiting from what they may believe are the positive aspects of acquisitions and takeovers, including the potential realization of a higher rate of return on their investment from these types of transactions.

     In addition, we have severance agreements with several employees and a change of control severance plan which could require an acquiror to pay a higher price.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

     We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, results of operations, capital requirements and other factors and will be at the discretion of the Board of Directors. Furthermore, we may incur additional indebtedness that may severely restrict or prohibit the payment of dividends.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         We are filing the registration statement of which this prospectus is a part under our contractual obligation to the holder named in the section entitled "Selling Stockholder." We will not receive any of the proceeds from resale of these shares of common stock by the selling stockholder.

                         DESCRIPTION OF OUR COMMON STOCK

         The following summary is a general description of our common stock. Complete details can be found in our Charter and Bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by us. See "Where You Can Find More Information."

         We have authority to issue 100,000,000 shares of common stock, $.001 par value per share. As of March 19, 2004, we had 44,664,927 shares of common stock outstanding.

         The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholder. Subject to preferences that may be applicable to any outstanding shares of our preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to preferences applicable to shares of our preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. All outstanding shares of our common stock are, and the shares of common stock offered by this prospectus will be, fully paid and nonassessable.

Transfer Agent and Registrar

         The transfer agent and registrar for the common stock is U.S. Stock Transfer Corporation.

                               SELLING STOCKHOLDER

         The following table sets forth the name of the selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder as of March 18, 2004, the number of shares which may be offered pursuant to this prospectus and the number of shares to be owned by the selling stockholder after this offering. The selling stockholder may sell up to 5,000,000 shares of our common stock pursuant to this prospectus. Since the selling stockholder may offer all, some or none of its common stock, no definitive estimate as to the number of shares thereof that will be held by the selling stockholder after the offering can be provided. In addition, since the date the selling stockholder provided information regarding its ownership of the shares, it may have sold, transferred or otherwise disposed of all or a portion of its shares of common stock in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling stockholder may change from time to time and, when necessary, any changed information will be set forth in a prospectus supplement to this prospectus.

         On March 8, 2004, as consideration for the rights granted under a License Agreement between us and Merix Bioscience, Inc. ("Merix"), we issued to Merix 5,000,000 shares of our common stock, pursuant to a Common Stock Purchase Agreement dated as of March 6, 2004. We have had a collaboration agreement with Merix since 2000, relating to cancer immunotherapy. Under the License Agreement, which supersedes that collaboration agreement, we acquired co-exclusive rights to use Merix's platform technology in therapeutic cancer vaccines using defined antigens, including the enzyme telomerase. The combination of the Merix platform technology and telomerase as an antigen is used in a Phase I/II clinical trial currently under way at Duke University Medical Center.

         To our knowledge, Merix has sole voting and investment power with respect to all shares of common stock beneficially owned by it. This information is based upon information provided by the selling stockholder.


                                                             Maximum Number of
                                                              Shares Available
                                       Total Number of       Pursuant to this       Shares Owned After     Percentage
     Name                               Shares Held (1)        Prospectus (1)       Offering Number (2)         (3)
-----------------------------------------------------------------------------------------------------------------------------------
Merix Bioscience, Inc.                      5,000,000            5,000,000                    0                  0%
-----------------------------------------------------------------------------------------------------------------------------------


(1) Based on information available as of March 18, 2004.

(2) Assumes the sale of all shares of common stock offered by this prospectus.

(3) Based on 44,664,927 shares of common stock outstanding as of March 19, 2004.



                              PLAN OF DISTRIBUTION

         We are registering 5,000,000 shares of our common stock on behalf of the selling stockholder. The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

     o    sales on the Nasdaq National Market;

     o    sales in the over-the-counter market;

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o    transactions   in  which   broker-dealers   agree  with  the   selling
          stockholder to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

         The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations under such acts.

         The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. To our knowledge, the selling stockholder has not entered into any agreement with a prospective underwriter and we cannot assure you that any such agreement will be entered into. If the selling stockholder entered into this type of an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

         The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to the securities for a specified period of time prior to the commencement of the distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

         The selling stockholder also may sell all or a portion of its shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                                  LEGAL MATTERS

         Latham & Watkins LLP will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The consolidated financial statements of Geron Corporation appearing in Geron's Annual Report (Form 10-K) for the year ended December 31, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of Geron pursuant to Geron's Certificate of Incorporation, bylaws and the Delaware General Corporation Law, Geron has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission. Our Internet website address is www.geron.com. You may read and copy any document we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

                   DOCUMENTS WE HAVE INCORPORATED BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholder sells all the shares:

     o Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

     o    Our current report on Form 8-K filed on March 10, 2004; and

     o The description of our common stock set forth in our registration statement on Form 8-A, filed with the Commission on June 13, 1996 (File No. 0-20859).

         All documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing those documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

         We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to David L. Greenwood, Chief Financial Officer, Geron Corporation, 230 Constitution Drive, Menlo Park, California 94025, telephone: (650) 473-7700.

                        5,000,000 SHARES OF COMMON STOCK

                                GERON CORPORATION

                                   PROSPECTUS

                                 March 22, 2004







You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution.

         The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

         Registration Fee                               $    5,347
         Accounting Fees and Expenses                   $   10,000*
         Legal Fees and Expenses                        $   10,000*
         Miscellaneous                                  $    1,500*

         Total                                          $   26,847*

         *    Estimated

Item 15.   Indemnification of Directors and Officers.

         Section 145(a) of the General Corporation Law of the State of Delaware (the "DGCL") provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

         Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards to those set forth above, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

         Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

         As permitted by Section 102(b)(7) of the DGCL, our Certificate of Incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate or limit the liability of a director for acts or omissions not in good faith or for breaching his or her duty of loyalty, engaging in intentional misconduct or knowingly violating the law, paying a dividend or approving a stock repurchase which was illegal, or obtaining an improper personal benefit. A provision of this type has no effect on the availability of equitable remedies, such as injunction or rescission, for breach of fiduciary duty. Our Certificate of Incorporation requires that directors and officers be indemnified to the maximum extent permitted by Delaware law.

Item 16.   Exhibits.

         See Exhibit Index.

Item 17.   Undertakings.

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

         Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Menlo Park, State of California, on March 22, 2004.

                       GERON CORPORATION


                       By:       /s/ David L. Greenwood
                             -----------------------------------------------
                             David L. Greenwood
                             Executive Vice President and Chief Financial
                             Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PERSONS PRESENT, that the persons whose signatures appear below do hereby constitute and appoint Thomas B. Okarma, David L. Greenwood, and William D. Stempel, or any of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith with the Securities and Exchange Commission hereby do ratifying and confirming all that each of said attorneys-in-fact, or either of them, or his substitute or substitutes, shall do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                   Title                                               Date

                                            Chief Executive Officer, President and Director     March 22, 2004
--------------------------------------------(principal executive officer)
          Thomas B. Okarma

                                            Executive Vice President and Chief Financial        March 22, 2004
   /s/ David L. Greenwood                   Officer (principal financial and accounting
--------------------------------------------officer)
            David L. Greenwood

   /s/ Alexander E. Barkas                  Director                                            March 22, 2004
--------------------------------------------
           Alexander E. Barkas

   /s/ Edward V. Fritzky                    Director                                            March 22, 2004
--------------------------------------------
            Edward V. Fritzky

   /s/ Thomas D. Kiley                      Director                                            March 22, 2004
--------------------------------------------
             Thomas D. Kiley

   /s/ John P. Walker                       Director                                            March 22, 2004
--------------------------------------------
              John P. Walker

   /s/ Patrick J. Zenner                    Director                                            March 22, 2004
--------------------------------------------
            Patrick J. Zenner



                                  EXHIBIT INDEX


Exhibits      Description
    4.1       Common Stock Purchase Agreement dated as of March 6, 2004 by and between Registrant and Merix Bioscience, Inc.
    5.1       Opinion of Latham & Watkins LLP.
   10.1*      License Agreement dated as of March 6, 2004 by and between
              Registrant and Merix Bioscience, Inc.
   23.1       Consent of Latham & Watkins LLP (included in Exhibit 5.1).
   23.2       Consent of Ernst & Young LLP, Independent Auditors.
   24.1       Power of Attorney (included on the signature page to this
              Registration Statement).

---------
* Certain portions of this Exhibit have been omitted, for which confidential treatment has been requested and filed separately with the Securities and Exchange Commission.

                                                                     Exhibit 4.1



                         COMMON STOCK PURCHASE AGREEMENT

    This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of March 6, 2004 (the "Effective Date"), by and between GERON CORPORATION, a Delaware corporation having its principal place of business at 230 Constitution Drive, Menlo Park, California 94025 ("Geron"), and MERIX BIOSCIENCE, a Delaware corporation having its principal place of business at 4223 Technology Drive, Durham, North Carolina 27704("Merix").

A. Geron and Merix are, concurrent with entering into the Agreement, entering into a License Agreement, dated as of March 6, 2004 (the "License Agreement"), under which Merix has agreed to license Geron, on a co-exclusive basis, certain intellectual property controlled by Merix in the Field, as defined in the License Agreement.

B. Geron has agreed to issue to Merix, as consideration for the license rights contemplated by Article 4 of the License Agreement, an aggregate of five million (5,000,000) shares of Geron's Common Stock (the "Shares") pursuant to the terms and conditions hereof.

THE PARTIES AGREE AS FOLLOWS:

1.   ISSUANCE OF SHARES.

     1.1 As payment for the license rights granted by Merix to Geron described in Article 4 of the License Agreement, Geron will issue and deliver certificates evidencing five million (5,000,000) Shares. Upon issuance and delivery of the certificate(s) for the Shares, all Shares shall be duly authorized and validly issued and represent fully paid shares of Geron's Common Stock.

2.   CLOSING; DELIVERY.

     2.1 The consummation of the transaction contemplated by this Agreement (a "Closing") shall be held at such time and place as is mutually agreed upon between the parties, but in any event no later than Saturday, March 6, 2004 (the "Closing Date"). Before the close of business New York Time on March 8, 2004, Geron shall deliver to Merix one or more certificates representing all of the Shares, which Shares shall be issued in the name of Merix or its designee and in such denominations as Merix shall specify.

     2.2 Geron's obligations to issue and deliver the stock certificate(s) representing the Shares to Merix at the Closing shall be subject to the following conditions, which may be waived by Geron:

         2.2.1 the covenants and obligations that Merix is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

         2.2.2 the representations and warranties made by Merix herein shall be true and correct in all material respects as of the Closing Date, and

         2.2.3 the License Agreement shall have been duly executed and delivered by Merix.

     2.3 Merix's obligation to accept delivery of the stock certificate(s) representing the Shares at the Closing shall be subject to the following conditions, any one or more of which may be waived by Merix:

         2.3.1 the covenants and obligations that Geron is required to perform or to comply with pursuant to this Agreement, at or prior to the Closing, must have been duly performed and complied with in all material respects;

         2.3.2 Geron shall have available under its Certificate of Incorporation sufficient authorized shares of Common Stock to issue the Shares to Merix;

         2.3.3 the representation and warranties made by the Geron herein shall be true and correct in all material respects as of any Closing Date; and

         2.3.4 the License Agreement shall have been duly executed and delivered by Geron.

3.   RESTRICTIONS ON RESALE OF SHARES.

     3.1 Legends. Merix understands and acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the "Act"), and that under the Act and other applicable laws Merix may be required to hold such Shares for an indefinite period of time. Each stock certificate representing Shares shall bear the following legends:

         "THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). ANY TRANSFER OF SUCH SECURITIES SHALL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR, IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO GERON, SUCH REGISTRATION IS UNNECESSARY FOR SUCH TRANSFER TO COMPLY WITH THE ACT. THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS OF THE COMMON STOCK PURCHASE AGREEMENT, DATED AS OF MARCH 6, 2004. A COPY OF THE AGREEMENT CAN BE OBTAINED FROM THE SECRETARY OF GERON."

     3.2 Limits on Sales. Merix agrees that if it decides to resell some or all of the Shares, it will do so only in an appropriate manner based upon whether the shares are registered or unregistered, e.g., on the Nasdaq National Market or in a Rule 144A or 144 compliant transaction. Subject to the foregoing restrictions, on or after June 8, 2004, Merix may, subject to the registration statement required to be filed pursuant to
         Section 4 hereof being declared effective, liquidate the Shares through the use of an investment banker or brokerage firm of Merix' choosing, subject to the following limitation: Merix shall only liquidate, in any thirty (30)-day period, the greater of (a) 600,000 shares, or (b) each trading day, public market sales not exceeding ten percent (10%) of the average of Geron's 10-day reported trailing trading volume as of the date of sale; provided, that Merix may liquidate shares beyond such limits if such sales are made on an uptick when Geron's stock price is on an upward trend.

     3.3 Removal of Legends. Any legend endorsed on a certificate evidencing the Shares shall be removed, and Geron shall issue a certificate without such legend to the holder of such Shares, if such Shares are being sold pursuant to an effective registration statement under the Act or pursuant to Rule 144 promulgated thereunder, and the purchaser thereof may immediately resell such Shares without restriction and without registration; provided, however, that in the case of a sale pursuant to Rule 144, such holder of Shares shall provide such information as is reasonably requested by Geron to ensure that such Shares may be sold in reliance on Rule 144.

     3.4 Amendment to February 11, 2004 Stock Purchase Agreement. Each of Geron and Merix agree that the Closing (as defined in the Stock Purchase Agreement, dated as of February 11, 2004, between Geron and Merix (the "2/11 SPA")) shall not occur on March 15, 2004. In addition, (i) the 2/11 SPA shall be terminated, and be of no further force and effect, on the date which is the 91st day following the effective date of the Registration Statement (as defined herein) (the "Termination Date"); and (iii) the $3,999,999.52 paid by Geron to Merix in anticipation of such Closing shall be returned to Geron on the Termination Date.

4.   REGISTRATION RIGHTS

     4.1 As soon as practicable, but in no event later than 20 days following the Closing Date (the "Filing Date Deadline"), Geron agrees to file with the Securities and Exchange Commission (the "Commission"), a registration statement under the Act (the "Registration Statement"), on Form S-3, so as to permit a non-underwritten public offering and resale of the Shares under the Act by Merix. Geron agrees to use its commercially reasonable best effects to cause the Registration Statement to be effective as soon as possible. Geron will notify Merix of the effectiveness of the Registration Statement within one (1) business day of receiving notice from the Commission.

     4.2 This Section 4.2 shall apply to Geron's obligation under Section 4.1 hereof to file the Registration Statement with the Commission. Subject to the provisions below, Geron and Merix agree that Merix will suffer damages if the Registration Statement is not filed on or prior to the Filing Date Deadline. Geron and Merix further agree that it would not be feasible to ascertain the extent of such damages with precision. Accordingly, if the Registration Statement is not filed on or prior to the Filing Date Deadline (a "Failure to File Event"), then Geron shall pay to Merix as liquidated damages for any such failure and not as a penalty an amount equal to 1.0% of the imputed purchase price for the Shares (based on the closing price of Geron's Common Stock on the Closing Date ($9.24 per share)) acquired by Merix pursuant to this Agreement for each full thirty (30) day period (pro rata on a 360-day basis) following a Failure to File Event until such Failure to File Event has been cured. Such liquidated damages shall be payable monthly, at the election of Geron, in (x) cash by wire transfer of immediately available funds or (y) that number of shares of Common Stock equal to
         (A) the amount owed to Merix pursuant to this Section 4.2 divided by
         (B) $9.24 (rounding up to the nearest whole share).

     4.3 In connection with Geron's obligation under Section 4.1:

                  (a) Geron will maintain the Registration Statement and any post-effective amendment thereto filed under this Section 4 effective under the Act until the earliest of (i) the date that none of the Shares covered by such Registration Statement are issued and outstanding, (ii) the date that all of the Shares have been sold pursuant to such Registration Statement, (iii) the date that all Shares have been otherwise transferred to persons who may trade such shares without restriction under the Act, and Geron has delivered a new certificate or other evidence of ownership for such securities not bearing a restrictive legend, or (iv) the date all Shares may be sold at any time, without volume or manner of sale limitations pursuant to Rule 144(k) or any similar provision then in effect under the Act in the opinion of counsel to Geron, which counsel shall be reasonably acceptable to Merix.

                  (b) Geron shall prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all Shares covered by the Registration Statement; provided, however, that before filing a registration statement or any amendments or supplements thereto, or comparable statements under securities or blue sky laws of any jurisdiction, Geron will furnish to one counsel to be designated by Merix participating in the planned offering ("Designated Counsel"), copies of all such documents proposed to be filed (including all exhibits thereto), which documents will be subject to the reasonable review and reasonable comment of such counsel.

                  (c) Geron shall promptly notify Merix, at any time when the prospectus included in or relating to the Registration Statement (the "Prospectus") is required to be delivered under the Act, of the happening of any event as a result of which the Prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and, thereafter, Geron will promptly prepare (and, when completed, give notice to Merix) a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Shares pursuant to the Registration Statement, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that upon such notification by Geron of the foregoing and instructing Merix to cease to offer and sell Shares, Merix will use commercially reasonable efforts to cease its offer and sale of Shares until Geron has notified Merix that it has prepared a supplement or amendment to such Prospectus and delivered copies of such supplement or amendment to Merix (it being understood and agreed by Geron that the foregoing proviso shall in no way diminish or otherwise impair Geron's obligation to promptly prepare a Prospectus amendment or supplement as above provided in this Section 5(c) and deliver copies of same as above provided in Section 5(b) hereof).

                  (d) Geron, at its expense, shall furnish to Merix with respect to the Shares registered under the Registration Statement such reasonable number of copies of the Registration Statement, prospectuses and preliminary prospectuses in conformity with the requirements of the Act and such other documents as Merix may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Shares by Merix, provided, however, that the obligation of Geron to deliver copies of prospectuses or preliminary prospectuses to Merix shall be subject to the receipt by Geron of reasonable assurances from Merix that Merix will comply with the applicable provisions of the Act and of such other securities or blue sky laws as may be applicable in connection with any use of such prospectuses or preliminary prospectuses.

                  (e) Merix will cooperate with Geron in all respects in connection with this Agreement, including timely supplying all information reasonably requested by Geron (which shall include all information regarding Merix and proposed manner of sale of the Shares required to be disclosed in any Registration Statement) and executing and returning all documents reasonably requested in connection with the registration and sale of the Shares and entering into and performing their obligations under any underwriting agreement, if the offering is an underwritten offering, in usual and customary form, with the managing underwriter or underwriters of such underwritten offering. Nothing in this Agreement shall obligate Merix to consent to be named as an underwriter in any Registration Statement.

                  (f) Geron shall use commercially reasonable efforts to register and qualify the Shares covered by the Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably appropriate in the opinion of Geron and the managing underwriters, if any, or if reasonably requested by Merix; provided that Geron shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions; and provided further that (notwithstanding anything in this Agreement to the contrary with respect to the bearing of expenses) if any jurisdiction in which any of such Shares shall be qualified shall require that expenses incurred in connection with the qualification therein of any such Shares be borne by Merix, then Merix shall, to the extent required by such jurisdiction, pay their pro rata share of such qualification expenses.

                  (g) Geron shall promptly notify (i) Merix (A) any time when the Registration Statement, the Prospectus or any Prospectus supplement related thereto or post effective amendment has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (B) of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation of any proceedings by any person to such effect, and promptly use all commercially reasonable efforts to obtain the release of such suspension, (C) of the receipt by Geron of any notification with respect to the suspension of the qualification of any Shares for sale under the securities or blue sky laws of any jurisdiction or the initiation of any proceeding for such purpose, (D) when a Prospectus relating to the registration of the Shares is required to be delivered under the Act, or (E) of the happening of any event as a result of which the Prospectus included, as then in effect, includes any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and (ii) Designated Counsel of any request by the Commission for amendments or supplements to the Registration Statement or Prospectus or for additional information. If the notification relates to an event described in Section 4(c), Geron shall in accordance with Section 4(b), promptly prepare and furnish to Merix, if any, selling Shares covered by such Registration Statement, a reasonable number of copies of a Prospectus supplemented or amended so that, as thereafter delivered to the purchasers of such Shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading.

                  (h) Geron shall provide a transfer agent and registrar for all Shares registered pursuant to this Agreement and a CUSIP number for all such Shares, in each case not later than the effective date of registration and, at the time of the sale of the Shares pursuant to an effective Registration Statement, use commercially reasonable efforts to cause the transfer agent to remove restrictive legends on the securities covered by such Registration Statement.

                  (i) Geron shall comply with all applicable rules and regulations of the Commission, and make generally available to its security holders, as soon as reasonably practicable after the effective date of the Registration Statement (and in any event within sixteen
         (16) months thereafter), an earnings statement (which need not be audited) covering the period of at least twelve (12) consecutive months beginning with the first day of Geron's first calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

                  (j) All fees, disbursements and out-of-pocket expenses and costs incurred by Geron in connection with the preparation and filing of the Registration Statement under Section 4.1 and in complying with applicable securities and Blue Sky laws (including, without limitation, all attorneys' fees of Geron) shall be borne by Geron. Merix will bear the cost of all fees and expenses of Merix' counsel.

                  (k) With a view to making available to Merix the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Commission that may at the time permit Merix to sell the Shares to the public without registration, Geron covenants and agrees to: (i) make and keep public information available, as those terms are understood and defined in Rule 144, until the earliest of (A) such date as all of the Shares may be resold pursuant to Rule 144(k) or any other rule of similar effect or (B) such date as all of the Shares shall have been resold; and (ii) file with the Commission in a timely manner all reports and other documents required of Geron under the Act and under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

5.   INDEMNIFICATION.

     5.1 Geron agrees to indemnify and hold harmless Merix (and each person, if any, who controls Merix within the meaning of Section 15 of the Act, and each officer and director of Merix) against any and all losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein or used in connection with the offering of the Shares, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading; and Geron will reimburse each such indemnified party for any legal or any other expenses reasonably incurred by them in connection with investigating, preparing, pursuing or defending any such loss, claim, damage, liability, action or proceeding, except insofar as any such loss, claim, damage, liability, action, proceeding or expense (A) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to Geron by Merix or such other person expressly for use in the preparation thereof, (B) the failure of Merix to comply with its covenants and agreements contained in Sections 7.2 or 7.6.2 hereof or (C) any misstatement or omission in any prospectus that is corrected in any subsequent prospectus that was delivered to Merix prior to the pertinent sale or sales by Merix. Such indemnity shall remain in full force and effect, regardless of any investigation made by such indemnified party and shall survive the transfer of the Shares by Merix.

     5.2 Merix agrees to indemnify and hold harmless Geron (and each person, if any, who controls Geron within the meaning of Section 15 of the Act, each officer of Geron who signs the Registration Statement and each director of Geron) from and against losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, directly or indirectly based upon or arising out of, (i) any failure of Merix to comply with the covenants and agreements contained in Sections 7.2 and 7.6.2 hereof or (ii) any untrue statement of a material fact contained in the Registration Statement or any omission of a material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement not misleading if such untrue statement or omission was made in reliance upon and in conformity with written information furnished to Geron by or on behalf of Merix specifically for use in preparation of the Registration Statement; provided, however, that Merix shall not be liable in any such case for (A) any untrue statement or omission in the Registration Statement, prospectus, or other such document which statement is corrected by Merix and delivered to Geron prior to the sale from which such loss occurred, (B) any untrue statement or omission in any prospectus which is corrected by Merix in any subsequent prospectus, or supplement or amendment thereto, and delivered to Geron prior to the sale or sales from which a loss or liability arose, or (C) any failure by Geron to fulfill any of its obligations under Section 5.1 hereof.

     5.3 Promptly after receipt by any indemnified person of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 5 (except to the extent that such omission materially and adversely affects the indemnifying party's ability to define such action) or from any liability otherwise than under this Section 5. Subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person. After notice from the indemnifying person to such indemnified person of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expense subsequently incurred by such indemnified person in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make inappropriate, in the reasonable opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any affiliate or associate thereof, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person; provided, however, that no indemnifying person shall be responsible for the fees and expenses of more than on separate counsel (together with appropriate local counsel) for all indemnified parties. In no event shall any indemnifying person be liable in respect to any amounts paid in settlement of any action unless the indemnifying person shall have approved the terms of such settlement. No indemnifying person shall, without the prior written consent of the indemnified person, effect any settlement of any pending or threatened proceeding in respect of which any indemnified person is or could have been a party and indemnification could have been sought hereunder by such indemnified person, unless such settlement includes an unconditional release of such indemnified person from all liability on claims that are the subject matter of such proceeding.

     5.4 If the indemnification provided for in this Section 5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage, liability or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, claim, damage, liability or expense as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. If, however, the allocation provided in the first sentence of this paragraph is not permitted by applicable law, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of the indemnifying party and the indemnified party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 5.4 were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 5.4. The amount paid or payable in respect of any claim shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending such loss, claim, damage or liability. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything in this Section 5.4 to the contrary, Merix shall not be required pursuant to this Section 5.4 to contribute any amount in excess of the net proceeds received by Merix from the sale of Shares in the offering to which the loss, claims, damage or liability relates, less the amount of any indemnification payment previously made by such indemnifying party pursuant to this
         Section 5.

     5.5 The provisions of this Section 5 shall survive the termination of this Agreement.

6.   REPRESENTATIONS AND ACKNOWLEDGEMENT OF GERON.

Geron hereby represents, warrants and covenants to Merix as follow:

     6.1 Organization, Good Standing and Qualification. Geron is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. Geron is duly qualified to transact business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

     6.2 Authorization. All corporate action on the party of Geron, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement , the performance of all obligations of Geron hereunder and thereunder and the authorization, issuance and delivery of the Shares has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered will constitute valid and legally binding obligations of Geron, enforceable against Geron in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     6.3 Valid Issuance of Common Stock. The Shares, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly authorized and issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable state and federal securities laws.

     6.4 Legal Proceedings and Orders. There is no action, suit, proceeding or investigation pending or threatened against Geron that questions the validity of this Agreement or the License Agreement or the right of Geron to enter into this Agreement or the License Agreement or to consummate these transactions contemplated hereby or thereby, nor is Geron aware of any basis for any of the foregoing. Geron is neither a party nor subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that would affect the ability of Geron to enter into this Agreement or the License Agreement or to consummate the transactions contemplated hereby or thereby.

     6.5 SEC Documents. Geron has made available to Merix a true and complete copy of Geron's Annual Report on Form 10-K for the year ended December 31, 2003, and any definitive proxy and other statements filed by Geron with the SEC since that date (all such materials required to be furnished to Merix pursuant to this sentence being called, collectively, including any amendments thereto, the "SEC Documents"). Since January 1, 2004, Geron has timely made all filings required to be made by it under the Exchange Act , and the securities laws of any state, and any rules and regulations promulgated thereunder. The SEC Documents comply in all material respects with the requirements of the Exchange Act or the Act, as applicable, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, as of their respective filing dates, except to the extent corrected by a subsequently filed SEC Document filed prior to the date hereof. Geron represents and warrants that, as of the date of this Agreement, it meets the requirements for the use of Form S-3 for registration of the resale by Merix of the Shares, and it will use its commercially reasonable efforts to continue to meet such requirements during the period in which it takes to have the Registration Statement declared effective. Since December 31, 2003,
           (i) there has been no development or change (actual or threatened), individually or in the aggregate, having a material adverse effect on Geron or its business, and (ii) Geron has conducted its business only in the ordinary course consistent with past practice. Geron has no material indebtedness, obligations or liabilities (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which were not fully reflected in, reserved against or otherwise described in the SEC Documents, or incurred in the ordinary course of business consistent with Geron's past practices.

     6.6 Consents. Except for filings under federal and applicable state securities laws and except for Permits (as defined below), the absence of which either individually or in the aggregate would not have a material adverse effect on Geron, all permits, consents, approvals, orders, authorizations of, or declarations to (collectively, "Permits") or filings with any federal, state, local or foreign court, governmental or regulatory authority, or other person (including third party consents) required on the part of Geron in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein have been obtained or will be obtained prior to the Closing Date, and will be effective as of the Closing Date.

     6.7 No Conflict. The execution and delivery of this Agreement by Geron and the consummation of the transaction contemplated hereby (including, without limitation, the issuance of the Shares) will not
           (x) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under (i) any provision of Geron's Amended and Restated Certificate of Incorporation or bylaws of Geron or (ii) any agreement or instrument, permit, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to Geron, any of its subsidiaries or their respective properties or assets or (y) result in the creation of any lien, security interest, charge or encumbrance upon Geron's or any of its subsidiaries' assets, properties or outstanding capital stock.

     6.8 Nasdaq National Market. The Common Stock is listed on The Nasdaq National Market, and there are no proceedings to revoke or suspend such listing. The issuance of the Shares will not contravene any NASDAQ Marketplace Rule. The Common Stock is registered pursuant to
           Section 12(g) of the Exchange Act. Geron has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from The Nasdaq National Market. Geron has not received any notification that, and has no knowledge that, the Commission or the NASD is contemplating terminating such listing or registration. The issuance of the Shares does not require stockholder approval, including, without limitation, as may be required pursuant to the Nasdaq Marketplace Rules. Geron shall cause all of the Registrable Shares to be listed on the Nasdaq National Market.

     6.9 Absence of Litigation. Except as set forth in the SEC Documents, there is no action, suit or proceeding or, to Geron's knowledge, any investigation, pending, or to Geron's knowledge, threatened by or before any governmental body against Geron, its subsidiaries, its activities, properties or assets or any officer, director, or employee of Geron in connection with such officer's, director's or employee's relationship with, or actions taken on behalf of Geron and in which an unfavorable outcome, ruling or finding in any said matter, or for all matters taken as a whole, might have a material adverse effect on Geron. Geron is not a party to, or subject to the provisions of any order, writ or injunction, judgment or decree of any court or government agency or instrumentality.

     6.10 Compliance with Securities Laws. Assuming the accuracy of the representations and warranties of Merix set forth in Section 7 hereof, the offer and sale by Geron of the Shares are exempt from the registration and prospectus delivery requirements of the Act. Other than pursuant to an effective registration statement under the Act, Geron has not issued, offered or sold any shares of Common Stock (including for this purpose any securities of the same or a similar class as the Common Stock) within the six (6) month period preceding the date hereof or taken any other action, or failed to take any action, that, in any such case, would cause the offering of the shares pursuant to this Agreement to be integrated with prior offerings by Geron for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of the NASD, as applicable. Geron shall not directly or indirectly take, and shall not permit any of its directors, officers or affiliates directly or indirectly to take, any action (including, without limitation, any offering or sale to any person of the Shares or any Common Stock) that will make unavailable the exemption from registration under the Securities Act being relied upon by Geron for the issuance to Merix of the Shares as contemplated by this Agreement, including, without limitation, the filing of a registration statement under the Act.

     6.11 Disclosure. Neither this Agreement nor the SEC Documents taken together contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

7.   REPRESENTATIONS AND ACKNOWLEDGMENTS OF MERIX.

Merix hereby represents, warrants, acknowledges and agrees that:

     7.1 Authorization. All corporate action on the party of Merix, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of Merix hereunder has been taken or will be taken prior to the Closing, and this Agreement, when executed and delivered will constitute valid and legally binding obligations of Merix, enforceable against Merix in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     7.2 Investment. Merix is acquiring the Shares for Merix's own account, and not directly or indirectly for the account of any other person. Merix is acquiring the Shares for investment and not with a view to distribution or resale thereof, except in compliance with the Act and any applicable state law regulating securities.

     7.3 Access to Information. Merix has consulted with its own attorney, accountant, or investment advisor as Merix has deemed advisable with respect to the investment and has determined its suitability for Merix. Merix has had the opportunity to ask questions of, and to receive answers from, appropriate executive officers of Geron with respect to the terms and conditions of the transactions contemplated hereby and with respect to the business, affairs, financial condition and results of operations of Geron. Merix has had access to such financial and other information as is necessary in order for Merix to make a fully informed decision as to investment in Geron, and has had the opportunity to obtain any additional information necessary to verify any of such information to which Merix has had access. Merix acknowledges that neither Geron nor any of its officers, directors, employees, agents, representatives, or advisors have made any representation or warranty other than those specifically expressed herein.

     7.4   Business  and  Financial  Expertise.   Merix  further  represents
           and warrants that it has such business or financial expertise as to be able to evaluate its investment in Geron and purchase of the Shares.

     7.5 Speculative Investment. Merix acknowledges that the investment in Geron represented by the Shares is highly speculative in nature and is subject to a high degree of risk of loss in whole or in part; the amount of such investment is within Merix's risk capital means and is not so great in relation to Merix's total financial resources as would jeopardize the financial needs of Merix in the event such investment were lost in whole or in part.

     7.6   Unregistered Securities.  Merix acknowledges that:

           7.6.1 Merix must bear the economic risk of investment for an indefinite period of time because the Shares have not been registered under the Act and therefore cannot and will not be sold unless they are subsequently registered under the Act or an exemption from such registration is available. Geron has made no agreements, covenants or undertakings whatsoever to register any of the Shares under the Act, except as provided in Section 4 above. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from the Act, including, without limitation, any exemption for limited sales in routine brokers' transactions pursuant to Rule 144 under the Act, will become available and any such exemption pursuant to Rule 144, if available at all, will not be available unless: (i) a public trading market then exists in Geron's common stock, (ii) Geron has complied with the information requirements of Rule 144, and (iii) all other terms and conditions of Rule 144 have been satisfied.

           7.6.2 Transfer of the Shares has not been registered or qualified under any applicable state law regulating securities and, therefore, the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such act or an exemption therefrom is available. Geron has made no agreements, covenants or undertakings whatsoever to register or qualify any of the Shares under any such act. Geron has made no representations, warranties or covenants whatsoever as to whether any exemption from any such act will become available.

           7.6.3 Merix hereby certifies that it is an "Accredited Investor" as that term is defined in Rule 501 of Regulation D under the Act.

8. TAX ADVICE. Merix acknowledges that Merix has not relied and will not rely upon Geron or Geron's counsel with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares. Merix assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with the Shares.

9. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of delivery if delivered personally or by facsimile, or one day, not including Saturdays, Sundays, or national holidays, after sending if sent by national overnight delivery service, or five days, not including Saturdays, Sundays, or national holidays, after mailing if mailed by first class United States mail, certified or registered with return receipt requested, postage prepaid, and addressed as follows:

                  To Geron at:              Geron Corporation
                                            230 Constitution Drive
                                            Menlo Park, California  94025
                                            Attention: General Counsel
                                            Telephone:        (650) 473-7700
                                            Facsimile:        (650) 473-7750

                  With a copy to:           Latham & Watkins LLP
                                            135 Commonwealth Drive
                                            Menlo Park, CA  94025
                                            Attention:  Alan C. Mendelson
                                            Facsimile: (650) 463-2600


                  To Merix at:              Merix Bioscience, Inc.
                                            4233 Technology Drive
                                            Durham, NC 27704
                                            Attention:  President
                                            Facsimile: 919 287-6336


                  With a copy to            Hutchison & Mason PLLC
                                            3110 Edwards Mill Road, Suite 100
                                            Raleigh, NC 27612
                                            Attention: William N. Wofford
                                            Facsimile: 919-829-9696

10. BINDING EFFECT. This Agreement shall be binding upon the heirs, legal representatives and successors of Geron and of Merix.

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

12. INVALID PROVISIONS. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

13. COUNTERPARTS. This Agreement may be executed in any number of identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. AMENDMENTS. This Agreement or any provision hereof may be changed, waived, or terminated only by a statement in writing signed by the party against whom such change, waiver or termination is sought to be enforced.

15. FUTURE COOPERATION. Each of the parties hereto agrees to cooperate at all times from and after the date hereof with respect to all of the matters described herein, and to execute such further assignments, releases, assumptions, amendments of the Agreement, notifications and other documents as may be reasonably requested for the purpose of giving effect to, or evidencing or giving notice of, the transactions contemplated by this Agreement.

16. ENTIRE AGREEMENT. This Agreement and the License Agreement constitute the entire agreement of the parties pertaining to the Shares and supersede all prior and contemporaneous agreements, representations, and understandings of the parties with respect thereto

17. FEES, COSTS AND EXPENSES. All fees, costs and expenses (including attorneys' fees and expenses) incurred by any party hereto in connection with the preparation, negotiation and execution of this Agreement and the License Agreement and the consummation of the transactions contemplated hereby and thereby (including the costs associated with any filings with, or compliance with any of the requirements of, any governmental authorities), shall be the sole and exclusive responsibility of such party.

18. "SHARES" DEFINED. The term Shares shall include (i) the Shares, (ii) any shares of Common Stock issued pursuant to Section 4.2 hereof and (iii) any shares of Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right or other security that is issued as) a dividend or other distribution (including a stock split or reverse stock split) with respect to, or in exchange for, or in replacement of, the shares of Common Stock referred to in clause (i) or (ii) of this definition.

19. PUBLIC STATEMENTS AND RELEASES. In connection with the first public announcement or disclosure of this Agreement or the transactions contemplated hereby, each of the parties to this Agreement agrees that it shall not make, issue, or release any announcement, whether to the public generally, or to any of its suppliers or customers, with respect to this Agreement or the transactions provided for herein, or make any statement or acknowledgment of the existence of, or reveal the status of, this Agreement or the transactions provided for herein, without the prior consent of the other party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, nothing in this Section 19 shall prevent any party hereto from making such public announcements or filings as it may consider necessary in order to satisfy its legal obligations, or from releasing a public statement mutually acceptable to the parties hereto upon Closing. On or before the third business day following the Closing Date, Geron will issue such a press release, and promptly thereafter file a current report on Form 8-K with the Commission, describing the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Common Stock Purchase Agreement as of the date first above written.

                                 GERON CORPORATION


                                 /s/ Thomas B. Okarma
                                 --------------------------------------------
                                 By:   Thomas B. Okarma, Ph.D., M.D.
                                 Title:  Chief Executive Officer


                                 MERIX BIOSCIENCE, INC.


                                 /s/ Jeffrey D. Abbey
                                 -----------------------------------
                                 By:  Jeffrey D. Abbey
                                 Title: Vice President, Business Development

                                                                     Exhibit 5.1



March 22, 2004


Geron Corporation
230 Constitution Drive
Menlo Park, California 94025


     Re: Registration of 5,000,000 shares of common stock, par value $0.001 per share, of Geron Corporation, pursuant to a Registration Statement on Form S-3

Ladies and Gentlemen:

         In connection with the registration for resale of an aggregate of 5,000,000 shares of common stock, par value $0.001 per share, of Geron Corporation, a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended, on Form S-3 to be filed with the Securities and Exchange Commission on March 22, 2004 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below. The shares being registered for resale include an aggregate of 5,000,000 shares of common stock (the "Shares") which were issued and sold to Merix Bioscience, Inc. ("Merix Bioscience") pursuant to a Common Stock Purchase Agreement dated as of March 6, 2004 by and between the Company and Merix Bioscience (the "Purchase Agreement").

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization and issuance of the Shares. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. As to facts material to the opinions, statements and assumptions expressed herein, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company and others. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary.

         We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any jurisdiction or any other laws.

         Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters."

                                                        Very truly yours,

                                                        /s/ Latham & Watkins LLP

                                                                    Exhibit 10.1


CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR PORTIONS OF THIS EXHIBIT. THE COPY FILED HEREWITH OMITS THE INFORMATION SUBJECT TO THE CONFIDENTIALITY REQUEST. OMISSIONS ARE DESIGNATED AS *. A COMPLETE, UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

--------------------------------------------------------------------------------

                                LICENSE AGREEMENT


         THIS LICENSE AGREEMENT ("Agreement") is effective as of March 6, 2004 ("Effective Date"), by and between Merix Bioscience, Inc., a Delaware corporation with principal offices at 4233 Technology Drive, Durham, North Carolina 27704 ("MERIX"), and Geron Corporation, a Delaware corporation with offices at 230 Constitution Drive, Menlo Park, California 94025 ("GERON"). MERIX and GERON are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                 R E C I T A L S

         A. MERIX has developed or has rights to certain patents and patent applications covering the isolation and activation of antigen presenting cells, including dendritic cells, with both uncharacterized antigens and Defined Antigens (as defined below) of interest for use in human therapies.

         B. GERON wishes to develop and commercialize therapeutic products for the treatment of cancer utilizing dendritic cells with Defined Antigens, including without limitation telomerase, on the terms and conditions set forth herein.

         C. MERIX desires to grant GERON a license under MERIX's rights in such patents and patent applications to enable GERON to develop and commercialize such products on the terms and conditions set forth herein.

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties mutually agree as follows:

                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below. Certain other capitalized terms are defined elsewhere in this Agreement.

         1.1. "Affiliate" shall mean any corporation or other entity which controls, is controlled by, or is under common control with a Party. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

          1.2 "Defined Antigen" shall mean any antigen of known identity that is substantially free of Uncharacterized Antigens.

         1.3. "Confidential Information" shall have the meaning ascribed to it in Section 6.1 below.

         1.4 "Control" or "Controlled" means with respect to any Patent Rights, the possession (whether by license, other than pursuant to this Agreement, or by ownership) by Geron or Merix as the case may be of the ability to grant to the other party access and/or a license as provided herein under such Patent Right without violating the terms of any presently existing agreement or other presently existing arrangement with any third party.

         1.5. "Effective Date" shall mean the date first appearing above.

         1.6. "Field" shall mean the treatment or prophylaxis of cancer.

         1.7. "GERON Improvements" shall mean any Patent Rights claiming or covering methods or compositions of matter that directly affect the isolation, synthesis, development, manufacture or use of a Merix Product in the Field that are owned or Controlled by GERON during the first * (*) years after the Effective Date of this Agreement. However, Geron Improvements shall not include any Patent Rights claiming or covering methods or compositions of matter that directly affect the isolation, synthesis, development, manufacture or use of (1) telomerase or (2) embryonic stem cells or cells derived from isolated embryonic stem cells.

         1.8. "MERIX Improvements" shall mean any Patent Rights claiming or covering methods or compositions of matter that directly affect the isolation, synthesis, development, manufacture or use of a Product in the Field that are owned or Controlled by MERIX during the first * (*) years after the Effective Date of this Agreement.

         1.9. "MERIX Patent Rights" shall mean all Patent Rights owned or Controlled by MERIX as of the Effective Date, excluding those listed on the attached Exhibit C; provided, however, that if within thirty (30) days after the Effective Date, GERON has reasonably articulated in writing to MERIX a good faith and scientifically plausible application of the technology disclosed in the specifications of any patent application listed in Section C.2. of Exhibit C for the development, manufacture or sale of Products in the Field, then such patent application shall be deemed deleted from Exhibit C.

         1.10. "MERIX Product" shall mean any products, vaccines or therapies utilizing or containing a dendritic cell with one or more antigens, including without limitation Defined Antigens or Uncharacterized Antigens.

         1.11. "MERIX Technology" shall mean all Technology owned or Controlled by MERIX as of the Effective Date.

         1.12. "Patent Rights" shall mean United States and foreign patents, patent applications, provisional patent applications, certificates of invention and applications therefor, divisions, continuations or continuations-in-part, or continuing prosecution applications, together with any extensions, registrations, confirmations, reissues, re-examinations, renewals or supplementary protection certificates and other forms of government-issued patent protection directed to the inventions claimed in the foregoing.

         1.13. "Products" shall mean any products, vaccines or therapies utilizing or containing a dendritic cell with one or more Defined Antigens, but expressly excluding any use or incorporation of exogenously added
Uncharacterized Antigens. "Product" does not include any product, vaccine or therapy utilizing or containing total tumor RNA or any fractional preparation thereof.


         1.14. "Sublicensees" shall mean any Third Party (excluding the other Party and its Affiliates) that is sublicensed any Technology rights by a Party pursuant to Section 4.1 or 4.3 of this Agreement.

         1.15. "Technology" shall mean inventions, trade secrets, copyrights, know-how, data and other intellectual property of any kind, other than Patent Rights.

         1.16. "Territory" shall mean worldwide.

         1.17. "Third Party" shall mean any entity other than MERIX, GERON or their respective Affiliates.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

         1.18. "Third Party Licenses" shall mean the license agreements listed on the attached Exhibit A, together with any other license agreements entered into by a Party and covering any of its Improvements licensed hereunder to the other Party pursuant to Section 4.2.

         1.19 "Uncharacterized Antigens" shall mean any unknown or uncharacterized antigen. For avoidance of doubt, a preparation, or any fractional preparation, of total tumor RNA is a preparation that contains exogenous Uncharacterized Antigens.

                      ARTICLE 2. OBLIGATIONS OF THE PARTIES

         2.1. General. Each Party hereby agrees to use commercially reasonable and diligent efforts to perform the duties delegated to it pursuant to this Agreement.

         2.2. Facilities and People. GERON acknowledges and agrees that it shall have no interest in or access to any MERIX facilities or personnel except as the Parties may agree on an arms length basis as reflected in a separate written agreement. Neither GERON nor any of its Affiliates shall solicit any Merix employees or any *, *, * or * for employment or collaboration with or on behalf of GERON or its Affiliates. Notwithstanding the foregoing, MERIX shall release * and * (the "Named Researchers") from any noncompetition obligations owing by them to MERIX as of the Effective Date to permit such Named Researchers, should they desire, to consult or collaborate with GERON or its Affiliates; provided, however, that MERIX and such Named Researcher will modify the compensation paid and other terms and conditions under their existing arrangements. For up to ninety (90) days following the Effective Date, MERIX will use reasonable commercial efforts to (1) facilitate the establishment of relationships between the Named Researchers and GERON and (2) facilitate the transfer of technical know-how from the Named Researchers to Geron.

                            ARTICLE 3. CONSIDERATION

         3.1. Issuance of Geron Common Stock. In consideration for the license rights in Article 4 below, GERON shall issue to MERIX at no cost 5.0 million shares of GERON Common Stock ("Shares") at the end of the first business day following execution of this Agreement, which Shares shall be subject to the terms and conditions of the Stock Purchase Agreement attached hereto as Exhibit B.

               ARTICLE 4. LICENSE GRANTS AND INTELLECTUAL PROPERTY

         4.1. License to MERIX Technology and MERIX Patents.

                  (a) License to Geron. Subject to the terms and conditions of this Agreement, MERIX hereby grants to GERON a co-exclusive (with MERIX), worldwide, fully paid up license, with the right to grant sublicenses solely as permitted in Section 4.1 (c), under MERIX's interest in the MERIX Patent Rights and the MERIX Technology solely to develop, make, have made, use, import and export, offer for sale and sell Products in the Field.

                  (b) Restriction on Further Licensing by Merix. Merix shall grant no further licenses or sublicenses under the MERIX Patent Rights or MERIX Technology to any third party to develop, make, have made, use, import or export, offer for sale or sale of Products in the Field, except (a) for research and development purposes to academic or other nonprofit organizations, or (b) pursuant to a bona fide active development or commercialization collaboration with one or more commercial entities.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  (c) Geron's Right to Sublicense. Geron shall be permitted to grant sublicenses under the MERIX Patent Rights or MERIX Technology to any third party to develop, make, have made, use, import or export, offer for sale or sale of Products in the Field, provided each such sublicense is (a) a sublicense for research and development purposes to an academic or other nonprofit organization, or (b) pursuant to a bona fide active development or commercialization collaboration with one or more commercial entities. All sublicenses granted under this Section 4.1(c) shall comply with the provisions of this Agreement and any relevant Third Party License.


4.2      License to Improvements.

                  (a) By MERIX. Subject to terms and conditions of this Agreement, MERIX hereby grants to GERON a nonexclusive, worldwide, fully paid up license, with the right to grant sublicenses solely as permitted in Section 4.2(c), under MERIX's interest in the MERIX Improvements solely to develop, make, have made, use, import and export, offer for sale and sell Products in the Field.

                  (b) By GERON. Subject to terms and conditions of this Agreement, GERON hereby grants to MERIX a nonexclusive, worldwide, fully paid up license, with the right to grant sublicenses solely as permitted in Section 4.2(c), under GERON's interest in the GERON Improvements solely to develop, make, have made, use, import and export, offer for sale and sell Merix Products in the Field.

                  (c) Rights to Sublicense. Neither Party shall have the right to sublicense any of the rights granted to it under this Section 4.2 except (a) for research and development purposes to academic or other nonprofit organization, or (b) pursuant to a bona fide active development or commercialization collaboration with one or more commercial entities in connection with the development or commercialization of clinical or commercial vaccines, products or other therapies. All sublicenses granted under this
Section 4.2(c) shall comply with the provisions of this Agreement and any relevant Third Party License.

         4.3      Third Party Licenses.

                  (a) The licenses granted in this Article 4 include sublicenses to certain Technology and Patent Rights granted under Third Party Licenses. GERON acknowledges receipt of copies of all such Third Party Licenses entered into by MERIX as of the Effective Date, the terms and conditions of which shall be deemed Confidential Information of MERIX. Each Party agrees that, to benefit under this Agreement from any such sublicense, each Party must abide by the terms and conditions of such Third Party Licenses even where the terms and conditions of the same conflict with one or more terms and conditions of this Agreement. Each Party shall be solely responsible for all payment obligations (including milestone payments and running royalties) arising from its exploitation of such Third Party Technology or Patent Rights pursuant to the terms of applicable Third Party Licenses; provided, however, that with respect to milestone payments owing under those Third Party Licenses existing as of the Effective Date, MERIX shall pay up to the first $* of those milestone payments owing during the first *(*) years after the Effective Date from GERON's permitted exercise of sublicense rights thereunder, and Geron shall be responsible for all other milestone payments with respect to its permitted exercise of sublicense rights thereunder.

                  (b) MERIX shall be responsible for making payments required by the Third Party Licenses with respect to receipt of the Shares.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  (c) Each Party agrees to comply in all material respects with all its obligations and duties under the Third Party Licenses, as may be amended from time to time, including, without limitation, any provisions necessary to prevent such agreement from being terminated or to prevent any exclusive license granted thereunder to be converted to a nonexclusive license. Each Party agrees that if, during the Term, a Party sublicensed by the other Party under any Third Party License breaches or defaults on any of the obligations under the Third Party License or receives notice that it is alleged to be in breach or default of any such Third Party License ("Breaching Party"), the Breaching Party shall promptly notify the other Party, and such other Party shall be permitted to cure such breach or default, in accordance with the terms and conditions of the relevant Third Party License, or otherwise resolve such breach or default directly with the relevant Third Party at the expense of the Breaching Party. Without limiting the foregoing, in the event that a Breaching Party has not cured any actual material breach of any Third Party License within earlier of
(a) thirty (30) days after receipt of any notification of such breach or default or (b) five (5) days prior the expiration of the cure period in the relevant Third Party License, the other Party may, in addition to its rights under the preceding sentence, terminate its sublicense to the Breaching Party of any rights under the Third Party License.

                  (d) MERIX agrees that it will not agree to any amendment to any Third Party License without GERON's prior written consent, which consent will not be withheld or delayed if such amendment does not materially conflict with any aspect of this Agreement or materially change GERON's rights under such Third Party License..

         4.4. Patent Prosecution and Maintenance.

                  (a) As between the Parties, each Party shall be responsible, at its own expense, for preparing, filing, prosecuting and maintaining patent applications and patents relating to Patent Rights owned or Controlled by such Party, and conducting any interferences, re-examinations, reissues or oppositions relating to such Patent Rights. MERIX shall provide GERON with complete copies of the file histories of each patent or patent application in the MERIX Patent Rights within 30 days of the Effective Date. MERIX shall keep GERON reasonably apprised of the status of each MERIX Patent Right for which MERIX has prosecution rights, and shall take into account GERON's input with respect to patent prosecution strategy and draft applications and shall give reasonable consideration to any suggestions or recommendations of GERON concerning the preparation, filing, prosecution, maintenance and defense thereof. To facilitate GERON's input on these matters, MERIX shall provide to GERON copies of all on-going patent prosecution (including, without limitation copies of Office actions and responses) within 30 days of receipt or filing.

GERON has identified the prosecution of the following four overseas patent applications as being of particular concern and importance: *, *, * and *. MERIX agrees that GERON may, at GERON's expense, arrange for the filing and prosecution of divisional patent applications corresponding to these cases with claims directed to the *, subject to (i) any requirements in any applicable Third Party Licenses, and (ii) GERON undertaking, with respect to the prosecution of such patent applications, the same obligations for MERIX's benefit that MERIX has agreed to provide to GERON pursuant to the last two sentences of the first paragraph of this Section 4.4(a).

In the event that either Party elects to allow any MERIX Improvements, GERON Improvements or other patent application or counterpart patent covering or claiming the development, manufacture use or sale of Products in the Field to lapse or become abandoned, and provided further that no other patent applications or patents claiming the same or substantially similar subject matter are then pending or issued, then the Party shall make reasonable efforts to promptly notify the other Party of such election at least thirty days before such lapse or abandonment, and the other Party shall thereupon have the right, but not the obligation, to assume responsibility for the prosecution thereof, subject to the terms of any applicable Third Party License.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                  (b) Each Party shall promptly notify the other Party of its knowledge of any potential infringement of the MERIX Patent Rights by a Third Party. MERIX will have the initial right, at its sole expense, but not the obligation, to take reasonable legal action necessary to protect the MERIX Patent Rights against infringement by Third Parties, or to defend any declaratory judgment or other action concerning the MERIX Patent Rights. GERON agrees to render such assistance, at MERIX's expense, as MERIX may reasonably request in pursuing such legal action, including permitting to be joined as a party-plaintiff. The distribution of recoveries, damages and other awards or settlements accruing from such actions shall be as follows: first, MERIX shall be reimbursed for all costs incurred in the litigation; and second, MERIX shall retain the remainder; provided, however, that GERON shall be entitled to retain that portion of the remainder that is attributable to GERON's lost profits. Any disagreement as to the proportionate distribution of monies shall be resolved by the Dispute Resolution mechanism of Section 9.6.

                  (c) In the event that MERIX is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within one-hundred eighty (180) days after GERON first notifies MERIX in writing of the basis for such action, GERON shall have the right, but not the obligation, to prosecute such infringement solely in the Field under its sole control and at its sole expense. MERIX agrees to render such assistance, at GERON's expense, as GERON may reasonably request in pursuing such legal action, including permitting to be joined as a party-plaintiff. The distribution of recoveries, damages and other awards or settlements accruing from such actions shall be as follows: first, GERON shall be reimbursed for all costs incurred in the litigation; and second, GERON shall retain the remainder; provided, however, that MERIX shall be entitled to retain that portion of the remainder that is attributable to MERIX's lost profits. Any disagreement as to the proportionate distribution of monies shall be resolved by the Dispute Resolution mechanism of
Section 9.6.

                  (d) The Party controlling an action involving any infringement in the Field shall consider in good faith the interests of the other Party in so doing, and shall not settle or consent to an adverse judgment in any such action which a reasonable person would know would have a material adverse effect on the rights or interests of the other Party without the prior express written consent of such other Party.

         4.5. No Other License Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto, as a result of this Agreement, obtain any ownership interest in or license or other right to the Patent Rights or Technology of the other Party, including items owned, Controlled or developed by any Third Party, or transferred by one Party to the other Party at any time pursuant to this Agreement.

         4.6 Audit Rights. Each Party shall permit, and cause its Affiliates and Sublicensees to permit, independent accountants retained by the other Party to have access to its records and books for the sole purpose of verifying its compliance with the license grants and restrictions in this Article 4, including without limitation compliance with the exploitation of any rights sublicensed under a Third Party License. Such examination shall be conducted during regular business hours and upon reasonable notice, at the requesting Party's own expense and no more than once in each calendar year during the term of this Agreement and once during the four (4) calendar years following the termination hereof.

                   ARTICLE 5. REPRESENTATIONS, WARRANTIES AND
                             LIMITATIONS; COMPLIANCE

         5.1. Mutual Representations and Warranties. Each Party warrants and represents to the other that it has the legal right and power to enter into this Agreement, to extend the rights granted to the other in this Agreement free of any lien or encumbrance, and to perform fully its obligations hereunder, that this Agreement and the signatories hereto have been duly authorized, that this Agreement is a valid and binding agreement of such Party, enforceable in accordance with its terms and that this Agreement does not violate the terms of any standstill or other contract to which such Party is a party that is in effect as of the Effective Date.

         5.2 Representations and Warranties by MERIX. MERIX warrants and represents that as of the Effective Date that: (a) it has not received any notice or claim disputing, nor to MERIX's actual knowledge is there any dispute concerning, the ownership of any MERIX Patent Rights; (b) it has not received any notice or claim alleging, nor to MERIX's actual knowledge is there any valid basis for a claim, that any of the MERIX Patent Rights are invalid; and (c) it has provided GERON with copies of all existing Third Party Licenses, together with any amendments thereto.

         5.3. Disclaimer of Representations and Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT: (i) MERIX MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PATENT RIGHTS, TECHNOLOGY, OR CONFIDENTIAL INFORMATION, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY PATENT RIGHTS OR TECHNOLOGY, OR THE NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS OR PROPRIETARY RIGHTS AND (ii) ALL UNIFORM COMMERCIAL CODE WARRANTIES ARE EXPRESSLY DISCLAIMED.

         5.4. Compliance. Each Party shall comply, and shall require its Affiliates and Sublicensees to comply, with all applicable laws and regulations relative to its obligations hereunder.

                           ARTICLE 6. CONFIDENTIALITY

         6.1. Confidential Information.

                  (a) As used in this Agreement, the term "Confidential Information" means any technical or business information furnished by one Party (the "Disclosing Party") to the other Party (the "Receiving Party") in connection with this Agreement and specifically designated as confidential. Such Confidential Information may include, without limitation, the trade secrets, know-how, inventions, formulations, compositions, technical data or specifications, testing methods, business or financial information, research and development activities, product and marketing plans, and customer and supplier information. Confidential Information that is disclosed in writing shall be marked with the legend "CONFIDENTIAL." Confidential Information that is disclosed orally or visually shall be documented in a written notice prepared by the Disclosing Party and delivered to the Receiving Party within thirty (30) days of the date of disclosure. Such notice shall summarize the Confidential Information disclosed to the Receiving Party and reference the time and place of disclosure.

                  (b) The Receiving Party shall and shall cause its employees engaged in the performance of this Agreement to: (i) maintain all Confidential Information in strict confidence, except that the Receiving Party may disclose or permit the disclosure of any Confidential Information to its directors, officers, employees, consultants, and advisors who are obligated to maintain the confidential nature of such Confidential Information and who need to know such Confidential Information to perform this Agreement; (ii) use all Confidential Information solely for purposes performing this Agreement; and (iii) reproduce the Confidential Information only to the extent necessary to perform this Agreement, with all such reproductions being considered Confidential Information.

                  (c) The obligations of the Receiving Party under Section 6.1(b) shall not apply to Confidential Information to the extent that the Receiving Party can demonstrate by competent evidence that such applicable Confidential Information: (i) was in the public domain prior to the time of its disclosure under this Agreement; (ii) entered the public domain after the time of its disclosure under this Agreement through means other than an unauthorized disclosure resulting from an act or omission by the Receiving Party; (iii) was independently developed or discovered by the Receiving Party without resort to such Confidential Information; (iv) is or was disclosed to the Receiving Party at any time, whether prior to or after the time of its disclosure under this Agreement, by a Third Party having no fiduciary relationship with the Disclosing Party and having no obligation of confidentiality with respect to such Confidential Information; or (v) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order, provided that the Disclosing Party receives, to the extent practicable, prior written notice of such disclosure and that the Receiving Party takes all reasonable and lawful actions to obtain confidential treatment for such disclosure and, if possible, to minimize the extent of such disclosure.

                  (d) Upon the termination by either Party of this Agreement, the Receiving Party shall return to the Disclosing Party all originals, copies, and summaries of documents, materials, and other tangible manifestations of Confidential Information in the possession or control of the Receiving Party, except for one copy which may be kept in the Receiving Party's legal archives. The obligations set forth in this Article 6 shall remain in effect for a period of five (5) years after receipt of the Confidential Information by the Receiving Party. GERON further agrees to return to MERIX within thirty (30) days of the Effective Date all Confidential Information of MERIX except to the extent such information directly relates to rights licensed under this Agreement.

         6.2. Terms of this Agreement. The Parties agree that the public announcement of the execution of this Agreement shall be in the form of a mutually acceptable press release and, from and after the publication date of such press release, each Party shall be entitled to make or publish any statement limited to the contents of such press release. The Parties further agree to seek confidential treatment for the filing of this Agreement with the Securities and Exchange Commission, if such filing is required, and shall agree upon the content of the request for confidential treatment made by each Party in respect of such filing. Except as permitted by the foregoing provisions or as otherwise required by law, MERIX and GERON each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except for any disclosure in confidence to a Party's accountants, counsel and existing and prospective sources of funding.

                           ARTICLE 7. INDEMNIFICATION

         7.1. Indemnity Obligations.

                  (a) GERON agrees to defend, indemnify and hold MERIX, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns, harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising out of or in connection with Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, suits, actions, or demands relating to (i) any Product developed, manufactured, used, sold or otherwise distributed by or on behalf of GERON, its Affiliates, Sublicensees, or other designees (including without limitation, product liability claims), (ii) as a result of a breach by GERON of any of its representations and warranties made hereunder, (iii) the use of the MERIX Technology, MERIX Patent Rights or MERIX Improvements by GERON and its Affiliates and Sublicensees pursuant to this Agreement or (iv) the breach by GERON, its Affiliates or Sublicensees of its obligations relating to Third Party Licenses, except in each case to the extent such Liabilities resulted from the gross negligence or intentional misconduct on the part of MERIX.

                  (b) MERIX agrees to defend, indemnify and hold GERON, its Affiliates and their respective directors, officers, employees and agents and their respective successors, heirs and assigns, harmless from and against any losses, costs, claims, damages, liabilities or expenses (including reasonable attorneys' and professional fees and other expenses of litigation) (collectively, "Liabilities") arising out of or in connection with Third Party claims, suits, actions, demands or judgments, including, without limitation, personal injury and product liability matters, suits, actions, or demands relating to (i) any Merix Product developed, manufactured, used, sold or otherwise distributed by or on behalf of MERIX, its Affiliates, Sublicensees, or other designees (including without limitation, product liability claims), (ii) as a result of a breach by MERIX of any of its representations and warranties made hereunder, (iii) the use of the GERON Technology, GERON Patent Rights or GERON Improvements by MERIX and its Affiliates and Sublicensees pursuant to this Agreement, or (iv) the breach by MERIX, its Affiliates or Sublicensees of its obligations relating to Third Party Licenses, except in each case to the extent such Liabilities resulted from the gross negligence or intentional misconduct on the part of GERON.

         7.2. Procedure. In the event that a party (an "Indemnitee") intends to claim indemnification under this Article 7, such party shall promptly notify the indemnifying Party of any Liability in respect of which the Indemnitee intends to claim such indemnification, and the indemnifying Party shall assume the defense thereof with mutually satisfactory counsel; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such Indemnitee by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The Indemnitee under this Article 7 shall cooperate fully with the indemnifying Party and its legal representatives in the investigation of any Liability covered by this Agreement.

         7.3. Limitation of Liability. IT IS AGREED BY THE PARTIES THAT NO PARTY SHALL BE LIABLE TO ANOTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME. NOTWITHSTANDING THE FOREGOING, THE PARTIES EACH ACKNOWDGE THAT A BREACH BY EITHER PARTY OF THE TERMS OF A THIRD PARTY LICENSE COULD RESULT IN THE TERMINATION OR MODIFICATION OF SUCH LICENSE AND THAT SUCH EVENT COULD HAVE A MATERIAL ADVERSE EFFECT ON SUCH PARTY. ACCORDINGLY, THE LIMITATION ON LIABILITY IN THIS SECTION SHALL NOT APPLY TO LOSSES RESULT FROM SUCH A BREACH.

                         ARTICLE 8. TERM AND TERMINATION

         8.1 Term. The term of this Agreement shall commence on the Effective Date and continue until the expiration of all Patent Rights licensed hereunder.

         8.2. Termination. This Agreement may be terminated in the following circumstances:

                  (a) Upon Breach. Upon any material breach of this Agreement by either Party (in such capacity, the "Breaching Party"), the other Party may terminate this Agreement by providing sixty (60) days written notice to the Breaching Party, specifying the material breach. The termination shall become effective at the end of the sixty (60) day period unless: (i) the Breaching Party cures such breach during such sixty (60) day period, (ii) if such breach is not susceptible to cure within sixty (60) days of the receipt of written notice of the breach, the Breaching Party is diligently pursuing a cure (unless such breach, by its nature, is incurable, in which case the Agreement may be terminated immediately), or (iii) the Breaching Party has commenced dispute resolution pursuant to Section 9.6 (in which event, such termination shall not be effective unless the Arbitration Panel determines that the Party in breach has materially breached or defaulted in the performance of any of its material obligations hereunder); provided, however, in the case of a failure to pay any amount due hereunder, such default may be the basis of termination fifteen (15) business days following the date that notice of such default was provided to the Breaching Party.

                  (b) Upon Bankruptcy. Either Party may terminate this Agreement immediately if the other Party: (i) applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (iii) makes a general assignment for the benefit of its creditors, (iv) is dissolved or liquidated in full or in part, (v) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, (vi) takes any action for the purpose of effecting any of the foregoing, or (vii) becomes the subject of an involuntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect that is not dismissed within sixty (60) calendar days of commencement.

         8.3. Accrued Rights and Obligations. Termination or expiration of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination or expiration, has already accrued to the other Party or which is attributable to a period prior to such termination or expiration, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination or expiration.

         8.4. Survival. The provisions of Articles 2.2, 4.6, 6 and 7 shall survive the expiration or termination of this Agreement.

         8.5 Selective Surrender of Licensed Patents. GERON may provide written notice to MERIX that it no longer wishes to maintain a license to certain of the MERIX Patent Rights, MERIX Technology or the MERIX Improvements. Such a notice shall constitute an immediate surrender of GERON's rights to those Patent Rights, Technology or Improvements, and GERON's license thereto shall cease.

However, all other rights held by GERON under this Agreement shall be unaffected.

         8.6 Selective Surrender of Licensed Patents. MERIX may provide written notice to GERON that it no longer wishes to maintain a license to certain of the GERON Improvements or GERON Technology. Such a notice shall constitute an immediate surrender of MERIX' rights to those Improvements or Technology, and MERIX' license thereto shall cease. However, all other rights held by MERIX under this Agreement shall be unaffected.

                            ARTICLE 9. MISCELLANEOUS

         9.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including without limitation, fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party.

         9.2. Assignment. This Agreement may not be assigned or otherwise transferred by any Party without the consent of the other Party; provided, however, that each Party may, without such consent, assign its rights and obligations under this Agreement (a) in connection with a corporate reorganization, to any member of an affiliated group, all or substantially all of the equity interest of which is owned and controlled by such Party or its direct or indirect parent corporation, or (b) in connection with a merger, consolidation or sale of substantially all of such Party's assets (or substantially all of its assets relating to cancer immunotherapy) to an unrelated Third Party; provided, however, that such Party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         9.3. Severability. Each Party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the Parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.

         9.4. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to GERON:               Geron Corporation
                                    230 Constitution Drive
                                    Menlo Park, CA 94025 USA

                                    Attention: President
                                    Facsimile: (650) 473-7750

         If to MERIX:               Merix Bioscience, Inc.
                                    4233 Technology Drive
                                    Durham, NC 27704

                                    Attention:  President
                                    Facsimile: 919 287-6336

         With a copy to             Hutchison & Mason PLLC
                                    3110 Edwards Mill Road, Suite 100
                                    Raleigh, NC 27612
                                    Attention: William N. Wofford
                                    Facsimile: 919-829-9696

         9.5. Governing Law and Venue. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its conflicts of law principles.

         9.6. Dispute Resolution.

                  (a) General. Any disputes arising between the Parties relating to, arising out of or in any way connected with this Agreement or any term or condition hereof, or the performance by any Party of its obligations hereunder, whether before or after termination of this Agreement (a "Dispute"), which is not settled by the Parties within thirty (30) days after notice of such Dispute is given by one Party to the other in writing shall be referred to the Chief Executive Officer of MERIX and the Chief Executive Officer of GERON, its counsel or such other designees who are authorized to settle such Disputes on behalf of their respective companies (the "Senior Executives"). The Senior Executives will meet for negotiations within thirty (30) days of the end of the 30-day negotiation period referred to above, at a time and place mutually acceptable to both Senior Executives. If the Dispute has not been resolved within thirty (30) days after the end of the 30-day negotiation period referred to above (which period may be extended by mutual agreement), subject to any rights to injunctive relief and unless otherwise specifically provided for herein, any Dispute will be finally resolved by binding arbitration as provided in Section 9.6(b) below.

                  (b) Arbitration. Any arbitration hereunder shall be conducted under the commercial rules of the American Arbitration Association. Each such arbitration shall be conducted in the English language by a panel of three arbitrators (the "Arbitration Panel"). Each of MERIX and GERON shall appoint one arbitrator to the Arbitration Panel and the third arbitrator shall be appointed by the two arbitrators appointed by MERIX and GERON. The Arbitration Panel shall be convened upon delivery of written notice by one Party to the other following expiration of the time periods provided in Section 9.6(a) that the notifying Party intends to institute arbitration proceedings. Any such arbitration shall be held in the vicinity of the non-requesting Party. The Arbitration Panel shall have the authority to grant specific performance, and to allocate between the Parties the costs of arbitration in such equitable manner as it shall determine. Judgment upon the award so rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of any award and an order of enforcement, as the case may be.

         9.7. Entire Agreement. This Agreement and the Parties' confidentiality agreement executed on or about January 5, 2004, contains the entire understanding of the Parties with respect to the subject matter hereof. All other express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

         9.8. Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         9.9. Independent Contractors. It is expressly agreed that each of the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. No Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

         9.10. Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

         9.11 Government Approvals. GERON shall be responsible for securing any governmental approvals or authorizations required to give effect to the transactions contemplated by this Agreement.

         9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



            [The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this License Agreement as of the date first set forth above.

                             GERON CORPORATION

                             By:      /s/ Thomas B. Okarma
                            --------------------------------------------------
                             Name: Thomas B. Okarma
                             Title: President & CEO

                             MERIX BIOSCIENCE, INC.


                             By:      /s/ Jeffrey D. Abbey
                             --------------------------------------------------
                             Name: Jeffrey D. Abbey
                             Title:  Vice President, Business Development

                                    EXHIBIT A

                         THIRD PARTY LICENSE AGREEMENTS


*.

*.

*.

*.

*.

*.

*.

*.

*.

*.

*.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                    EXHIBIT B

                         COMMON STOCK PURCHASE AGREEMENT

See EXHIBIT 4.1

                                    EXHIBIT C

                      List of Excluded Merix Patent Rights


C.1.  Baylor Patent Rights
-----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
       The following patent is licensed from Baylor.

-----------------------------------------------------------------------------------------------------------------------
US             1/08/02      10/466,023         Methods for Treating Autoimmune Diseases   Pending
               (1/09/01                        in a Subject and In Vitro Diagnostic
               priority                        Assays
               date)
-------------- ------------ ------------------ ------------------------------------------ -----------------------------
-------------- ------------ ------------------ ------------------------------------------ -----------------------------
PCT            1/08/02      PCT/US02/00343     "                                       "  Pending
-------------- ------------ ------------------ ------------------------------------------ -----------------------------

C.2  Other Patent Rights
-----------------------------------------------------------------------------------------------------------------------

      The following patent was assigned to Merix by Gerold Schuler.

-----------------------------------------------------------------------------------------------------------------------
------------- ------------- ------------------ ------------------------------------------ -----------------------------
Europe        3/12/02       PCT/EP02/02671     CD4+ CD25+ Regulatory T Cells from Human   Pending
              (3/12/01                         Blood
              priority
              date)
------------- ------------- ------------------ ------------------------------------------ -----------------------------
------------- ------------- ------------------ ------------------------------------------ -----------------------------
US            9/12/03       10/661,804                                                    Pending
-----------------------------------------------------------------------------------------------------------------------
      The following patent is licensed from Rockefeller University.
-----------------------------------------------------------------------------------------------------------------------
------------- ------------- ------------------ ------------------------------------------ -----------------------------
US            2/8/02        10/049,316         EBV-associated antigen                     Pending
              (8/13/99)
              (provisional)
------------- ------------- ------------------ ------------------------------------------ -----------------------------
------------- ------------- ------------------ ------------------------------------------ -----------------------------
              8/10/00       PCT/US00/22106     Corresponding to above family              Pending

PCT
------------- ------------- ------------------ ------------------------------------------ -----------------------------
-----------------------------------------------------------------------------------------------------------------------

           The following inventions were licensed from *. No patent applications have been filed.

-----------------------------------------------------------------------------------------------------------------------
------------- ------------- ------------------ ------------------------------------------ -----------------------------
                                               *                                          *
------------- ------------- ------------------ ------------------------------------------ -----------------------------
------------- ------------- ------------------ ------------------------------------------ -----------------------------
                                               *                                          *
------------- ------------- ------------------ ------------------------------------------ -----------------------------


For clarification, any United States and foreign patents, patent applications, provisional patent applications, certificates of invention and applications therefor, divisions, continuations or continuations-in-part, or continuing prosecution applications, together with any extensions, registrations, confirmations, reissues, re-examinations, renewals or supplementary protection certificates and other forms of government-issued patent protection directed to the inventions claimed in the matters described above.


* Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                                                   Exhibit 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Geron Corporation for the registration of 5,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2004, with respect to the consolidated financial statements of Geron Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

Palo Alto, California
March 18, 2004